Exhibit 10.19

Execution Copy

AGREEMENT AND PLAN OF

MERGER AND REORGANIZATION

among

NightHawk Radiology Holdings, Inc.,

as Parent

ATN Merger Sub, Inc.,

as Merger Sub

and

American Teleradiology Nighthawks, Inc.,

as Company

dated as of

September 30, 2005

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

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INDEX OF EXHIBITS, SCHEDULES AND APPENDICES

Exhibits

Exhibit A	Defined Terms

Exhibit B	Form of Certificate of Merger

Exhibit C	Merger Consideration

Exhibit D	Form of Opinion from Special Counsel

Exhibit E	Form of Opinion from Corporate Counsel

Schedules

Schedule 4	Company Disclosure Schedule

Schedule 6.2(b)	Prohibited Pre-Closing Company Actions

Appendices

Appendix 1	Company Customer Contracts for Purposes of Qualified Off-Hours Revenue

Appendix 2	List of Hospital Contracts

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made as of September 28, 2005 (the “Execution Date”) by and among NightHawk Radiology Holdings, Inc., a corporation organized under the laws of Delaware (“Parent”), ATN Merger Sub, Inc., a corporation organized under the laws of Delaware (“Merger Sub”) and American Teleradiology Nighthawks, Inc., a corporation organized under the laws of Delaware (“Company”). As used in this Agreement, certain terms shall have the meanings set forth in Exhibit A.

RECITALS

WHEREAS, the boards of directors of Parent, Merger Sub and Company each have determined that the acquisition of Company by Parent through the merger of Merger Sub with and into Company pursuant to the terms and subject to the conditions set forth herein (the “Merger”) is in the best interests of their respective companies and stockholders and have approved the Merger and the related transactions set forth herein;

WHEREAS, Merger Sub is a wholly-owned subsidiary of Parent;

WHEREAS, pursuant to the Merger, each outstanding share of capital stock of Company shall be cancelled and converted into the right to receive the consideration set forth herein.

WHEREAS, the parties intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. By executing this Agreement, the parties adopt a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Company, which shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and the separate existence of Merger Sub shall thereupon cease. The name of the Surviving Corporation shall be American Teleradiology Nighthawks, Inc. The Merger shall have the effects set forth in the Delaware General Corporation Law (“Delaware Corporate Law”) as further described in Section 1.3.

1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable, but not later than the second Business Day after the satisfaction or waiver of each of the conditions set forth in ARTICLE VII hereof or at such other time as the parties hereto agree in writing (the “Closing Date”). The Closing shall take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 701 Fifth Avenue, Suite 5100, Seattle, Washington, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing at the Closing a certificate of merger, substantially in the form to be attached hereto as Exhibit B and as acceptable for filing (the “Certificate of Merger”), together with any required certificates or other documents, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Corporate Law (the time of such filing with the Secretary of State of the State of Delaware is the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Corporate Law; provided that in the event of any conflict between this Agreement or the Certificate of Merger and Delaware Corporate Law, Delaware Corporate Law shall prevail. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws.

(a) At and from the Effective Time, the certificate of incorporation of Company, as in effect immediately prior to the Effective Time, shall be amended to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be identical to the name of Company in effect immediately prior to the Effective Time, until such certificate of incorporation is thereafter amended as provided by Delaware Corporate Law and such certificate of incorporation.

(b) At and from the Effective Time, the bylaws of Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and as of the Effective Time shall be amended to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation as set forth therein shall be identical to the name of Company in effect immediately prior to the Effective Time, until such bylaws are amended as provided therein, by Delaware Corporate Law and as may be provided in the Surviving Corporation’s certificate of incorporation.

(c) At and from the Effective Time, the directors of Merger Sub, as in office immediately prior to the Effective Time, shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. At and from the Effective Time, the officers of Merger Sub, as in office immediately prior to the Effective Time, shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

ARTICLE II

[INTENTIONALLY OMITTED]

ARTICLE III

MERGER CONSIDERATION; EFFECT OF MERGER ON COMPANY CAPITAL STOCK

3.1 Merger Consideration; Earnout Consideration; Exchange of Capital Stock.

(a) By virtue of the Merger and without any action on the part of Parent, Company, Merger Sub or the holders of any of Company’s securities, at the Effective Time, each and every share of capital stock of the Company issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive, at such times and upon such conditions as set forth herein, a number of shares of Parent Common Stock equal to the Common Stock Exchange Ratio (the “Merger Shares”). Certificates representing the Merger Shares shall be delivered to the holders of Company Common Stock in such amounts as are set forth opposite such holder’s name on Exhibit C hereto.

(b) In addition to the Parent Common Stock issuable upon conversion of Company Common Stock pursuant to Section 3.1(a) above, if, when and to the extent payable in accordance with the provisions of this Section 3.1(b), on the Off-Hours Payment Date and each Hospital Payment Date, as the case may be, each stockholder of the Company as of immediately prior to the Effective Time (“Company Stockholder”) shall be entitled to receive for each share of capital stock of the Company issued and outstanding immediately prior to the Effective Time held by such Company Stockholder (i) in the case of the Off-Hours Payment Date, that number of shares of Parent Common Stock equal to the Off-Hours Exchange Ratio and (ii) in the case of a Hospital Payment Date, that number of shares of Parent Common Stock that becomes distributable pursuant to Section 3.1(d) below equal to the Hospital Exchange Ratio.

(c) Subject to the provisions of ARTICLE IX, Parent shall issue, in accordance with Section 3.1(b) hereof, the Off-Hours Earnout Payment, if any, not later than the sixtieth (60th) day following the first anniversary of the Closing Date (the “Off-Hours Payment Date”).

(d) Subject to the provisions of ARTICLE IX, Parent shall issue, in accordance with Section 3.1(b) hereof, the Hospital Earnout Payment, if any, as follows:

(i) on the date that is twenty-four (24) months after the Closing Date, one-third (1/3) of the Hospital Earnout Payment;

(ii) on the date that is thirty (30) months after the Closing Date, one third (1/3) of the Hospital Earnout Payment; and

(iii) on the date that is thirty-six (36) months after the Closing Date, one third (1/3) of the Hospital Earnout Payment.

Each of the foregoing dates on which Hospital Earnout Payment is to be issued is a “Hospital Payment Date”.

(e) Not later than fifteen (15) days prior to each of the Off-Hours Payment Date and the initial Hospital Payment Date, Parent shall deliver to the Stockholder Representative a memorandum (an “Earnout Notice”) (a) stating the Qualified Off-Hours

Revenue and EBITDA Amount, as the case may be, together with supporting documentation, (b) stating the number of shares of Parent Common Stock to be paid as the Off-Hours Earnout Payment and the Hospital Earnout Payment, as the case may be, (c) specifying in reasonable detail the calculation of the Off-Hours Exchange Ratio and the Hospital Exchange Ratio, as applicable, and (d) if applicable, stating any proposed set off for Damages.

(f) The Stockholder Representative(s) shall have ten (10) days to make, and deliver to Parent, any objection (in writing) to any item in an Earnout Notice.

To the extent not specifically and expressly disputed in a timely manner, Parent’s calculation of the Off-Hours Earnout Payment (and Off-Hours Exchange Ratio), Hospital Earnout Payment (and Hospital Earnout Exchange Ratio) and any proposed set off for Damages shall be conclusive and binding on the Company Stockholders. If the Stockholder Representative objects in writing to any calculation of the Off-Hours Earnout Payment (or Off-Hours Exchange Ratio), Hospital Earnout Payment (or Hospital Earnout Exchange Ratio) or any proposed set off for Damages prior to the expiration of the ten (10) day period, Parent and the Stockholder Representative shall resolve such conflict in accordance with the procedures set forth in Section 10.14.

(g) No Company Stockholder may sell, exchange, transfer or otherwise dispose of his or her right to receive the Off-Hours Earnout Payment or the Hospital Earnout Payment, other than by the laws of descent and distribution or succession, and any transfer in violation of this Section 3.1(g) shall be null and void and shall not be recognized by Parent or the Company.

3.2 Stock Options/Equity Interests. Neither Parent nor any of its Affiliates will assume any outstanding options, warrants, or other rights to acquire capital stock of the Company nor will Parent or any of its Affiliates (including the Surviving Corporation) have any Liability or other obligation with respect thereto.

3.3 Cancellation of Company-Held Capital Stock. Notwithstanding Section 3.1(a), at the Effective Time, any shares of Company’s capital stock that are owned by Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

3.4 Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the holder thereof, each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation. This common stock shall be the only outstanding capital stock of the Surviving Corporation immediately following the Effective Time.

3.5 Dissenters’ Rights. Any Dissenting Shares shall not be converted into the right to receive Merger Consideration, if any, as set forth in Section 3.1 but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Corporate Law. The Company shall give Parent (a) prompt notice of any written demand for appraisal received by the Company pursuant to

Delaware Corporate Law, (b) the opportunity to control all negotiations and proceedings with respect to such demands and (c) the opportunity to review and comment on all dissenters’ rights notices and other communications to the stockholders of the Company with respect to dissenters’ rights. Company agrees that, except with the prior written consent of Parent, or as required under Delaware Corporate Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand. Each holder of Dissenting Shares (each a “Dissenting Shareholder”) who, pursuant to the provisions of Delaware Corporate Law, becomes entitled to payment of the fair value of such shares of Company’s capital stock shall receive payment therefor (but only after the value thereof shall have been agreed upon or finally determined pursuant to the provisions of Delaware Corporate Law), with interest paid thereon only to the extent required by Delaware Corporate Law. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Parent shall issue and deliver on such conditions and at such times as shall be required herein, upon surrender by such shareholder of the certificate or certificates representing such shares of Company capital stock as set forth in Section 3.7, the consideration, if any, to which such shareholder would otherwise be entitled pursuant to Section 3.1 with respect to such shares.

3.6 Mechanics of Exchange.

(a) Following the Effective Time, each holder of Company capital stock shall be entitled to surrender certificates formerly representing shares of Company capital stock (the “Company Stock Certificates”) to Parent for cancellation in exchange for such holder’s right to receive, subject to the terms and conditions hereof, the Merger Consideration and the Earnout Consideration, if any, pursuant to Section 3.1. It shall be a condition of any holder’s receipt of its portion of the Merger Consideration and the Earnout Consideration, if any, that the Company Stock Certificates representing such holder’s capital stock be surrendered to Parent, properly endorsed or otherwise in proper form for transfer, or that such holder comply with Section 3.6(d).

(b) At the Effective Time, Company shall deliver a certified copy of a list of its stockholders to Parent (the “Certified Stockholder List”). After the Effective Time, there shall be no further transfer of Company Stock Certificates on the records of the Company and, if such Company Stock Certificates are presented to Company for transfer, they shall be cancelled at the time of such presentation. Parent shall be entitled to rely upon the Certified Stockholder List to establish the identity of those persons entitled to receive the Merger Consideration and the Earnout Consideration, if any, specified in this Agreement, which Certified Stockholder List shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Company Stock Certificates, Parent shall be entitled to deposit the Merger Consideration and the Earnout Consideration, if any, in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(c) Following the Effective Time and upon receipt of any Company Stock Certificate(s) pursuant to this ARTICLE III, Parent shall deliver or cause to be delivered to such holder presenting such Company Stock Certificate(s) its portion of the Merger Consideration and the Earnout Consideration, if any, at such times and as calculated pursuant to Section 3.1.

(d) In the event that any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such Company Stock Certificate to be lost, stolen or destroyed, Parent will deliver or cause to be delivered, in accordance with and subject to this Section 3.6 and the other terms and conditions hereof, in exchange for such lost, stolen or destroyed Company Stock Certificate, the applicable portion of such holder’s Merger Consideration and the Earnout Consideration, if any, for which the capital stock represented by such certificate has been cancelled and exchanged pursuant to Section 3.1. When authorizing such payment in exchange therefor, Parent may in its discretion require the owner of such lost, stolen or destroyed Company Stock Certificate to give Parent a bond in such sum as it may reasonably direct as indemnity, or such other form of indemnity, as Parent shall reasonably direct, against any claim that may be made against Parent with respect to the Company Stock Certificate alleged to have been lost, stolen or destroyed.

(e) Parent may, at its option, meet its obligations under this Section 3.6 through a bank, trust company or other third party reasonably selected by Parent to act as exchange agent in connection with the Merger.

(f) Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other party hereto shall be liable to a holder of Company capital stock for any portion of the Merger Consideration or the Earnout Consideration, if any, delivered to a public official pursuant to applicable escheat laws following the passage of time specified therein.

3.7 No Further Rights in Shares. After the Effective Time, holders of Company Stock Certificates shall cease to have rights with respect to the Company capital stock previously represented by such certificates, and their sole rights (other than such rights as they may have as Dissenting Stockholders under the applicable provisions of Delaware Corporate Law) shall be to exchange such certificates for the Merger Consideration and the Earnout Consideration, if any, as set forth in Section 3.1.

3.8 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all certificates of such holder) shall receive in lieu thereof (a) one full share of Parent Common Stock if such fraction of a share is equal to or greater than one half (1/2) and (b) zero (0) shares of Parent Common Stock in lieu of such fraction of a share if such fraction of a share is less than one half (1/2).

3.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or reasonably desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right to, title to and possession of all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on the behalf of Company or the Surviving Corporation or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.10 Distributions. Dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will only be paid to the Company Stockholders as follows:

(a) with respect to Parent Common Stock representing the Off-Hours Earnout Payment no dividends or other distributions (other than dividends or other distributions payable, in whole or in part, in additional shares of Parent Common Stock) will be paid to Company Stockholders until shares representing the Off-Hours Earnout Payment shall have been issued and delivered to Company Stockholders pursuant to Section 3.1 hereof,

(b) with respect to Parent Common Stock representing the Hospital Earnout Payment, no dividends or other distributions (other than dividends or other distributions payable, in whole or in part, in additional shares of Parent Common Stock) will be paid to Company Stockholders until the first Hospital Payment Date, it being agreed and understood that from and after the first Hospital Payment Date, all dividends and other distributions declared or made after such first Hospital Payment Date will be paid to the Company Stockholders entitled to receive the Hospital Earnout Payment, if any, as provided in Section 3.1 hereof, and

(c) in the event the Parent declares a dividend or other distribution payable, in whole or in part, in additional shares of Parent Common Stock with a record date after the Effective Date, then, Parent shall issue, upon of the issuance to the Company Stockholders of the shares of Parent Common Stock representing Earnout Consideration, such number of additional shares of Parent Common Stock as the Company Stockholders would have received if such shares of Parent Common Stock representing Earnout Consideration had been issued and outstanding as of the record date for such dividend or distribution.

3.11 Reorganization, Reclassification, Merger, Consolidation, Etc. of Parent. If any capital reorganization or reclassification of the capital stock of Parent, or a merger or consolidation of Parent with or into another company or the sale of all or substantially all of Parent’s properties and assets to any other Person, shall be effected at any time after the Effective Date in such a way that holders of Parent Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Parent Common Stock, then lawful and adequate provisions shall be made so that on the Off- Hours Payment Date or the relevant Hospital Payment Date, as the case may be, instead of, or in addition to, the shares of Parent Common Stock that a Company Stockholder would have received had such reorganization, reclassification, merger, consolidation or sale not taken place, such Company Stockholder shall receive such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Parent Common Stock equal to the number of shares of such Parent Common Stock that such Company Stockholder would have held if the Off-Hours Payment Date or the relevant Hospital Payment Date, as the case may be, had occurred immediately prior to the effective date of such reorganization, reclassification, merger, consolidation or sale, and in any such case appropriate provisions shall be made with respect to the rights and interests of such Company Stockholder to the end that the provisions this Section 3.11 shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the payment of such Off Hours Earnout Consideration or Hospital Earnout Consideration.

3.12 Withholding Taxes. To the extent required by applicable law, Parent shall have the right to deduct and withhold Taxes from any payments to be made hereunder, and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of the payment in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants, as of the date hereof and the Closing, to and for the benefit of Parent (except, with respect to any particular section or subsection of this ARTICLE IV, to the extent specifically described in the corresponding section or subsection of the Company disclosure schedule attached hereto as Schedule 4, (the “Company Disclosure Schedule”)):

4.1 Organization, Good Standing, Qualification.

(a) The Company is a corporation duly organized and validly existing, and is in good standing, under the laws of the State of Delaware, and is duly qualified to conduct business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would or could reasonably be expected to have a Material Adverse Effect. Section 4.1(a) of the Company Disclosure Schedule identifies all jurisdictions in which the Company owns real property, conducts business or is qualified as a foreign entity to conduct business. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the other Transaction Agreements contemplated to be executed and delivered by it, to carry out the provisions hereof and thereof, and to carry on its business as currently conducted and as presently proposed to be conducted.

(b) Section 4.1(b) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the Company’s board of directors, (ii) the names of the members of each committee of the Company’s board of directors and (iii) the names and titles of the Company’s officers.

(c) Neither the Company nor the stockholders of the Company have ever approved, or commenced any proceeding, or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company’s business or affairs.

(d) The Company has no Subsidiaries and has never owned, beneficially or otherwise, any shares or other securities of, or any other direct or any other indirect interest of any nature in, any Entity (other than de minimis holdings in publicly traded companies in connection with investment accounts, if any).

4.2 Certificate of Incorporation and Bylaws; Records.

(a) The Company has delivered or otherwise made available to Parent accurate and complete copies of:

(i) the Company’s Certificate of Incorporation and bylaws, including all amendments thereto, as presently in effect;

(ii) the stock records of the Company; and

(iii) the minutes and other records of the meetings and other actions (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the Company’s board of directors and all committees of the Company’s board of directors.

(b) The Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than its corporate name “American Teleradiology Nighthawks, Inc.”

(c) There has not been any uncured violation of (i) any of the provisions of the Company’s Certificate of Incorporation or bylaws or (ii) any resolutions adopted by the Company’s stockholders, the Company’s board of directors, or any committee of the board of directors within the last five (5) years, and no event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time) constitutes or is reasonably likely to result directly or indirectly in such a violation.

(d) The books of account, stock records, minute books and other records of the Company are accurate, up to date and complete in all material respects. All of the records of the Company are in the actual possession or control of the Company. The Company has been administered and the Company’s corporate records maintained as required by Legal Requirements to maintain the separate corporate existence of the Company.

4.3 Capitalization.

(a) As of the date of the Agreement, the authorized capital stock of the Company consists of 1,000,000 shares of capital stock, comprising zero shares of Preferred Stock, and 1,000,000 shares of Common Stock, $0.01 par value (“Company Common Stock”). 55,420 shares of Company Common Stock are issued and outstanding. No other shares of capital stock are authorized or issued and outstanding. Section 4.3(a) of the Company Disclosure Schedule sets forth a true and complete list of the capital stockholders of the Company listing the type and amount of Company capital stock held by each holder of such capital stock. All issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in compliance with all applicable securities laws and other applicable Legal Requirements.

(b) The Company has not granted any purchaser or other recipient of its securities the right to require the Company to register any securities under the Securities Act or to qualify for any exemption thereunder.

(c) Section 4.3(c) of the Company Disclosure Schedule sets forth a true and complete list of all other equity interests in or related to Company describing in reasonable detail such other equity interests.

(d) Except as set forth on Section 4.3(d) of the Company Disclosure Schedule, there is no:

(i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company;

(ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company;

(iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities;

(iv) condition or circumstance that will directly or indirectly give rise to or provide a reasonable basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive from the Company any shares of capital stock or other securities of the Company; or

(v) other Equity Interest existing with respect to the Company.

(e) The Company has never repurchased, redeemed or otherwise reacquired (or agreed, committed or offered (in writing or otherwise) to repurchase, redeem or otherwise reacquire) any shares of capital stock or other securities.

4.4 Authority; Binding Nature of Agreements. The execution, delivery and performance by the Company of this Agreement and such Transaction Agreements to which it is contemplated to be a party have been duly authorized by all necessary corporate action on the part of the Company, its board of directors and stockholders. This Agreement and the other Transaction Agreements constitute (assuming such agreements constitute legal, valid and binding obligations of Parent and Merger Sub to the extent they are executing such agreements), or upon execution and delivery will constitute (assuming such agreements constitute legal, valid and binding obligations of Parent and Merger Sub to the extent they are executing such agreements and to the extent such execution affects the relevant obligations), the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization and similar Legal Requirements.

4.5 Non-Contravention; Consents.

(a) The execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Merger by the Company will not, directly or indirectly (with or without notice or lapse of time):

(i) contravene or result in a violation of (A) any provisions of the Company’s Certificate of Incorporation or bylaws, or (B) any resolution adopted by the Company’s board of directors or any committee thereof or by the stockholders of the Company;

(ii) contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge the Merger or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any assets owned by the Company are subject;

(iii) cause the Company to become subject to, or to become liable for the payment of, any Tax (except pursuant to any election by Parent under Section 338 of the Code);

(iv) cause any assets owned or used by the Company to be reassessed or revalued by any taxing authority or other Governmental Authority (except pursuant to any election by Parent under Section 338 of the Code);

(v) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, modify or charge any material fee with respect to, any Governmental Approval that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(vi) contravene, conflict with or result in a violation or breach of, or default under, any provision of any Material Contract;

(vii) give any Person the right to (A) declare a default or exercise any remedy under any Material Contract, (B) accelerate the maturity or performance of any Material Contract in any material respect, or (C) cancel, terminate or modify any Material Contract;

(viii) give any Person the right to any payment by the Company or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Company in favor of any Person, in any such case as a result of the change in control of the Company or otherwise resulting from the Merger; or

(ix) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company.

(b) Except as set forth in Section 4.5(b) of the Company Disclosure Schedule and for the filing of the Certificate of Merger pursuant to Section 1.2, the Company is not required to make any filing with or give any notice to, or obtain any Consent from, any Governmental Authority, party to a Material Contract or any other Person in connection with the execution and delivery of this Agreement and the other Transaction Agreements or the consummation or performance of the Merger. As of the Closing Date, all filings, notices and Consents to, with or with respect to Governmental Authorities set forth on such schedule have been duly made, given or obtained and are in full force and effect.

4.6 Proceedings; Orders.

(a) There is no pending Proceeding, and, to the Company’s Knowledge, no Person has threatened to commence any Proceeding:

(i) to which Company is a party or, to Company’s Knowledge, that otherwise directly relates to or might directly affect the Company’s business or any of the assets owned or used by the Company (whether or not the Company is named as a party thereto); or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or the Company’s ability to comply with or perform its obligations and covenants under this Agreement or any of the other Transaction Agreements; and to the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would be reasonably expected to give rise to, or serve as a reasonable basis for, the commencement of any such Proceeding.

(b) Within the last five years, no material Proceeding has ever been commenced by or against the Company, and to the Company’s Knowledge, no such Proceeding has been threatened.

(c) There is no Order to which the Company, or any of the assets owned by the Company, is subject.

(d) To the Company’s Knowledge, no officer, employee, or contractor of the Company, is subject to any Order that prohibits such officer, employee or contractor from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

(e) To the Company’s Knowledge, there is no proposed Order that, if issued or otherwise put into effect, (i) would or could reasonably be expected to have a Material Adverse Effect or (ii) would otherwise have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger.

4.7 Disputes Among Stockholders. There is no actual, or to the Company’s Knowledge, threatened Proceeding by a holder of Company capital stock against another holder of Company capital stock in respect of the Company or such holder’s capital stock interests in the Company (a “Stockholder Proceeding”) and, to Company’s Knowledge, no event has occurred and no condition or circumstance exists that is reasonably likely to result in a Stockholder Proceeding.

4.8 Compliance with Legal Requirements.

(a) To the Company’s Knowledge, the Company and ATNPC are each in full compliance with all Legal Requirements that are respectively applicable to it or to the conduct of their respective businesses or the ownership or use of any of their respective assets.

(b) To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time) constitutes or is reasonably likely to result directly or indirectly in a material violation by the Company or ATNPC of, or a failure on the part of the Company to materially comply with, any Legal Requirement.

(c) The Company has not received, at any time, any written notice from any Governmental Authority or any other Person, and has no Knowledge, regarding (i) any actual or alleged violation of, or failure to comply with, any Legal Requirement by the Company or ATNPC or (ii) any actual or alleged obligation on the part of the Company or ATNPC to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or responsive action of any nature.

(d) To the Knowledge of the Company, no Governmental Authority is considering any Legal Requirement that, if adopted or otherwise put into effect, would prevent, delay, make illegal or otherwise interfere with the Merger.

(e) Neither the Company nor ATNPC is a “covered entity” as that term is defined by 45 C.F.R. § 160.103 nor are either the Company or ATNPC subject as a “covered entity” to the Standards for Privacy of Individually Identifiable Health Information promulgated by the U.S. Department of Health and Human Services in accordance with the Administration Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). Each of the Company and ATNPC is either not subject to or is in compliance in all respects with any similar privacy laws in existence in any state or foreign jurisdiction.

(f) The Company (and each of the physicians that provides teleradiology or other services on behalf of the Company or ATNPC) holds all permits, licenses, certificates, accreditations (including, without limitation, accreditation by the Joint Commission on Accreditation of Health Organizations (“JCAHO”) as an ambulatory care organization) and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the business of the Company or ATNPC, as the case may be, and the attached Compliance Schedule sets forth a list of all such permits, licenses, certificates, accreditations, and other authorizations, and the Company (and each of the physicians that provides teleradiology or other services on behalf of the Company or ATNPC) are in compliance with all terms and conditions of any such required permits, licenses, certificates, accreditations and authorizations.

(g) Each of the Company’s and ATNPC’s services meet or exceed the standards for radiology established by the American College of Radiology, including but not limited to the Technical Standard for Teleradiology, the Technical Standard for Digital Image Data Management and the Practice Guideline for Communication: Diagnostic Radiology.

(h) Each of the physicians who provide reading services on behalf of the Company or ATNPC (a) meets all qualifications for readers under any agreement for services pursuant to which such physician provides services on behalf of the Company, (b) is licensed to practice medicine in each of the states in which the patients are located for which such physician provides teleradiology interpretations, (c) has obtained medical staff privileges at the hospitals for which such physician provides teleradiology interpretations, (d) provides only “preliminary” readings for the Company’s customers and does not provide “final” reads for these customers, (e) is an independent contractor or an independent licensed practitioner for all purposes including, without limitation, all Tax purposes and for the JCAHO standards set forth in the 2004 JCAHO Comprehensive Accreditation Manual for Hospitals and (f) does not review mammograms or participate in interventional radiology.

(i) Neither the Company nor any physician who provides readings on behalf of the Company or ATNPC submits any claims for reimbursement for such readings to any third-party payor, including, without limitation, Medicare, Medicaid or any private insurance plan.

4.9 Governmental Approvals.

(a) Section 4.9(a) of the Company Disclosure Schedule identifies each Governmental Approval held by the Company the failure of which to hold would or could reasonably be expected to have a Material Adverse Effect.

(b) The Company has delivered or made available to Parent accurate and complete copies of all such Governmental Approvals, including all renewals thereof and all amendments thereto. Each Governmental Approval identified or required to be identified in Section 4.9(a) of the Company Disclosure Schedule is valid and in full force and effect, Company is in material compliance with such Governmental Approvals, and no fines or penalties are owed by Company in respect of such Governmental Approvals or the failure to obtain or maintain any such Governmental Approvals. Company has received no written notice of any, and there is no pending, or to Company’s Knowledge threatened, Proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval. To the Knowledge of Company, (i) no event or circumstance exists that would cause Company to be deemed to be out of compliance with, or would cause the suspension, termination, revocation, cancellation, limitation or impairment of, any such Governmental Approval and (ii) Company has not received any notice of any of the foregoing.

(c) The Governmental Approvals identified in Section 4.9(a) of the Company Disclosure Schedule constitute all the Governmental Approvals necessary (i) to enable the Company to conduct its business in the manner in which its business is currently being conducted and as has been conducted in the past year, and (ii) to permit the Company to own and use its assets in the manner in which they are currently owned and used.

4.10 Financial Statements.

(a) The Company has delivered to Parent the following financial statements (collectively, the “Financial Statements”) which are attached hereto as Section 4.10(a) of the Company Disclosure Schedule:

(i) the audited balance sheets of the Company as of December 31, 2003 and 2004 and the audited related statements of operations, cash flows and changes in stockholders equity as of December 31, 2003 and 2004, in each case together with the notes thereto and the report and certification of the auditor thereto and prepared in accordance with GAAP on a basis consistent with past practice

(ii) the unaudited balance sheets of the Company as of (i) June 30, 2004 and 2005 and the unaudited related statements of operations, cash flows and changes in stockholders equity as of June 30, 2004 and 2005, prepared in accordance with GAAP on a basis consistent with past practice (the “Interim Financial Statements”);

(b) All the Financial Statements, (including the Interim Financial Statements) are accurate and complete in all material respects, in accordance with the books and records of the Company and present fairly the financial position of the Company as of the respective dates thereof and the results of operations of the Company, changes in stockholder’s equity, cash flows and income for the periods covered thereby. The Financial Statements and the Interim Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis with past periods and practice (except that the Interim Financial Statements will not have notes thereto and will be subject to normal year-end adjustments in accordance with GAAP and past practice). All reserves set forth or reflected in the Interim Balance Sheet were established in accordance with GAAP.

4.11 Absence of Undisclosed Liabilities. The Company has no Liabilities except (i) as set forth on the Interim Balance Sheet in accordance with GAAP and (ii) Liabilities (matured or unmatured, fixed or contingent) arising after the date of such balance sheet in the Ordinary Course of Business.

4.12 Accounts Receivable.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company (collectively, “Accounts Receivable”) as of the date of the Interim Balance Sheet.

(b) All Accounts Receivable of the Company (including those Accounts Receivable reflected on the Interim Balance Sheet that have not yet been collected and those Accounts Receivable that have arisen since the date of the Interim Balance Sheet and have not yet been collected):

(i) represent valid and enforceable obligations of customers of the Company arising from bona fide transactions entered into in the Ordinary Course of Business; and

(ii) are free and clear of all Encumbrances.

4.13 Cash Equivalents/Bank Accounts.

(a) Section 4.13 of the Company Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:

(i) the name and location of the institution at which such account is maintained;

(ii) the name in which such account is maintained and the account number of such account; and

(iii) the names of all individuals authorized to draw on or make withdrawals from such account.

The Company has full legal and beneficial interest in all cash, cash equivalents and other financial assets deposited in such accounts, free and clear of any Encumbrances, other than Permitted Encumbrances.

(b) The bank accounts listed on Section 4.13 of the Company Disclosure Schedule have been reconciled as of August 31, 2005.

4.14 Title to, Condition of and Sufficiency of Assets; Tangible Assets.

(a) Except for leased property set forth on Section 4.14(e) of the Company Disclosure Schedule, the leases for the Leased Premises set forth on Section 4.16 of the Company Disclosure Schedule and any Intellectual Property Rights licensed to the Company pursuant to the licenses set forth on Section 4.15(e) of the Company Disclosure Schedule, the Company owns, and has good, valid and marketable title to, all assets purported to be owned by it or used in its business, free and clear of any Encumbrances, except for Permitted Encumbrances, including:

(i) all assets reflected on the Interim Balance Sheet (except for Accounts Receivable collected in the Ordinary Course of Business);

(ii) all assets acquired by the Company since the date of the Interim Balance Sheet;

(iii) all other assets reflected in the Company’s books and records as being owned by the Company; and

(iv) all supplies used in the Ordinary Course of Business (“Supplies”).

(b) Section 4.14(b) of the Company Disclosure Schedule identifies all equipment, furniture, fixtures, improvements and other tangible assets owned or leased (indicating those items which are leased) by the Company, in each case having a value in excess of $5,000.

(c) Except as otherwise indicated, each asset identified in Section 4.14(b) of the Company Disclosure Schedule:

(i) is in good condition and repair, consistent with its intended use (ordinary wear and tear excepted); and

(ii) is adequate for the uses to which it is being put.

(d) The assets identified in Section 4.14(b) of the Company Disclosure Schedule and the Supplies constitute all of the material tangible assets the Company used for the conduct of its business.

(e) Section 4.14(e) of the Company Disclosure Schedule identifies all equipment and other material tangible or other personal property that is being leased or licensed to the Company. Except as otherwise indicated, all leases pursuant to which the Company leases such property are in good standing and are valid and effective in accordance with their respective terms, and there exists no material default thereunder or occurrence or condition that is reasonably likely to result in a material default thereunder or termination thereof. There are no Encumbrances, other than Permitted Encumbrances, on such property other than as set forth in the respective leases for such property.

(f) Section 4.14(f) of the Company Disclosure Schedule sets forth a list of all premises currently leased by the Company (“Current Leased Premises”) and all premises for which the Company terminated its lease during the past two (2) years (“Prior Leased Premises”). The Current Leased Premises are in good operating condition, ordinary wear and tear excepted, and are useable in the Ordinary Course of Business. The Company has no liability to the lessor of the Prior Leased Premises for damages to such Prior Leased Premises or as a result of any obligation of the Company arising on its vacation of the Prior Leased Premises, in each case in excess of any deposit or other reserve specifically established with respect to such liability reflected on the Interim Balance Sheet. The Company has not caused any damage to the Current Leased Premises and would have no liability to the lessor thereof on its vacation of such Current Leased Premises, in each case in excess of any deposit or other reserve specifically established with respect to such liability and reflected on the Interim Balance Sheet.

(g) The Company owns, or has valid leasehold interests in, all material (individually or in the aggregate) assets necessary for the conduct of its business as currently conducted.

(h) Notwithstanding anything to the contrary herein, the representations and warranties of the Company set forth in this Section 4.14 do not extend to Intellectual Property Rights owned or used by Company, or any Encumbrances arising out of or relating to any such Intellectual Property Rights, which Intellectual Property Rights and related Encumbrances shall instead be governed by the representations and warranties of Company set forth in Section 4.15 below.

4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Schedule lists all Company Intellectual Property, specifying in each case whether such Company Intellectual Property is owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Company, including all Registered Intellectual Property Rights owned by, filed in the name of or applied for by Company and used in its business (the “Company Registered Intellectual Property Rights”).

(b) Each item of Company Intellectual Property owned by the Company (i) is valid, subsisting and in full force and effect, (ii) has not been abandoned or passed into the public domain and (iii) is free and clear of any Encumbrances.

(c) The Company Intellectual Property constitutes all the Intellectual Property Rights used in and/or necessary to the conduct of its business as it is currently conducted, and as it is currently planned to be conducted by Company prior to the Closing.

(d) Each item of Company Intellectual Property either (i) is exclusively owned by Company and was written and created solely by employees of Company acting within the scope of their employment or by third parties, all of which employees and third parties have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Company, and no third party owns or has any rights to any such Company Intellectual Property, or (ii) is duly and validly licensed to Company for use in the manner currently used by Company in the conduct of its business and as it is currently planned to be conducted by Company prior to the Closing.

(e) Except as set forth in Section 4.15(e) of the Company Disclosure Schedule, in each case in which Company has acquired ownership to any Intellectual Property Rights from any Person, to the Company’s knowledge the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Company. No Person who has licensed Intellectual Property Rights to Company has ownership rights or license rights to improvements made by Company in such Intellectual Property Rights. Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that is or was Company Intellectual Property to any Person.

(f) Company has no Knowledge of any facts, circumstances or information that (i) would render any Company Intellectual Property invalid or unenforceable, (ii) would adversely affect any pending application for any Company Registered Intellectual Property Right, or (iii) would adversely affect or impede the ability of Company to use any Company Intellectual Property in the conduct of its business as it is currently conducted or as it is currently planned to be conducted by Company prior to Closing. Company has not misrepresented, or failed to disclose, and has no Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right.

(g) All necessary registration, maintenance and renewal fees in connection with each item of Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights. There are no actions that must be taken by Company within sixty (60) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property Rights. To the maximum extent provided for by, and in accordance with, applicable laws and regulations,

Company has recorded in a timely manner each such assignment of a Registered Intellectual Property Right assigned to Company with the relevant governmental authority, including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

(h) Company has taken all necessary action to maintain and protect (i) Company’s Intellectual Property, and (ii) the secrecy, confidentiality, value and Company’s rights in the Confidential Information and Trade Secrets of Company and those provided by any Person to Company, including by having and enforcing a policy requiring all current and former employees, consultants and contractors of Company to execute appropriate confidentiality and assignment agreements. All copies thereof shall be delivered to Parent at or prior to Closing. Company has no Knowledge of any violation or unauthorized disclosure of any Trade Secret or Confidential Information related to its business or obligations of confidentiality with respect to its business.

(i) To the Knowledge of the Company, the operation of the Company’s business as it is currently conducted, or as it is currently planned to be conducted by Company prior to Closing, does not and will not, and will not when operated by Parent substantially in the same manner following the Closing, violate, infringe or misappropriate any Intellectual Property Rights of any Person.

(j) To the Knowledge of Company, no Person is violating, infringing or misappropriating any Company Intellectual Property Right.

(k) To the Knowledge of the Company, there are no Proceedings before any Governmental Authority (including before the PTO) anywhere in the world related to any of the Company Intellectual Property, including any Company Registered Intellectual Property Rights.

(l) No Company Intellectual Property is subject to any Proceeding or any outstanding decree, order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Company or, to the Knowledge of the Company, that may affect the validity, use or enforceability of such Company Intellectual Property.

(m) Section 4.15(m) of the Company Disclosure Schedule lists all Contracts affecting any Intellectual Property Rights. Company is not in breach of, nor has Company failed to perform under, any such Contracts and, to Company’s Knowledge, no other party to any such Contracts, is in breach thereof or has failed to perform thereunder.

(n) To the extent not listed in Section 4.15(m) of the Company Disclosure Schedule, Section 4.15(n) of the Company Disclosure Schedule lists all Contracts under which Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability, or provide a right of rescission, with respect to the infringement or misappropriation by Company or such other person of the Intellectual Property Rights of any Person other than Company.

(o) To the Knowledge of Company, there is no Contract affecting any Company Intellectual Property under which there is any dispute regarding the scope of such Contract, or performance under such Contract, including with respect to any payments to be made or received by Company thereunder.

(p) All Company Intellectual Property owned by the Company will be fully transferable, alienable or licensable by Parent or Surviving Corporation without restriction (other than restrictions on sublicensing that exist as of the Closing) and without payment of any kind to any third party. The consummation of the transaction as contemplated hereby will not result in any loss of any Company Intellectual Property or the right to use any Company Intellectual Property.

(q) Neither this Agreement nor the transactions contemplated herein, including the assignment to Parent, by operation of law or otherwise, of any Contracts will result in (i) Parent granting to any third party any right to, or with respect to, any Intellectual Property Right owned by, or licensed to, Parent; (ii) Parent being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses; or (iii) Parent being obligated to pay any royalties or other amounts to any third party.

4.16 Real Property. The Company does not own any Real Property or any interest in Real Property except for the leaseholds created under the Real Property leases identified in Section 4.16 of the Company Disclosure Schedule (the “Leased Premises”) pursuant to which the Company is the lessee. The Company enjoys peaceful and undisturbed possession of such premises. The Company has delivered or made available to Parent complete copies of all such leases. All leases pursuant to which the Company leases such property are valid and effective in accordance with their respective terms, and there exists no material default thereunder by Company, or to the Knowledge of Company, any occurrence or condition that is reasonably likely to result in a default thereunder or termination thereof. Surviving Corporation will obtain a valid leasehold interest in such leases, in each case free and clear of all Encumbrances, except Permitted Encumbrances.

4.17 Employees, Consultants and Physicians.

(a) Section 4.17(a) of the Company Disclosure Schedule contains a list of all employees of the Company (including any employee on a leave of absence or layoff status), showing for each employee, the employee’s hire date, title and current annualized compensation.

(b) Section 4.17(b) of the Company Disclosure Schedule contains a list of individuals who are currently performing services for the Company business and are classified as “consultants” or “independent contractors,” and the respective compensation, including any compensation that may become due as a result of the achievement of certain milestones reached by the Company or other event agreed to by the parties, of each such “consultant” or “independent contractor.”

(c) Section 4.17(c) of the Company Disclosure Schedule contains a list of (i) physicians who are currently providing radiological interpretations to or on behalf of the Company, (ii) annual agreed compensation paid to each such physician by ATNPC, including any compensation that may become due as a result of the achievement of certain milestones reached by the Company or ATNPC or other event agreed to by the parties, (ii) the states in which each such physician is licensed to practice medicine, by physician and (iv) the hospitals at which each such physician has staff privileges, by physician.

(d) The Company has no collective bargaining agreements, union Contracts or similar Contracts with any of its employees. There is no labor union organizing activity pending or, to the Company’s Knowledge, threatened with respect to the Company.

(e) Except as set forth in Section 4.17(e) of the Company Disclosure Schedule, the employment of each of the Company’s employees is terminable by the Company at will; and no employee has any agreement or contract, written or verbal, regarding his or her employment other than the employment offer letter delivered by the Company to such employee, in the Company’s standard form, a copy of which form has been made available to Parent. The Company has delivered or made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements, employment agreements and other materials relating to the employment of its current employees, and to the extent that the Company has outstanding payment obligations or Liabilities thereunder, relating to the employment of former employees.

(f) To the Company’s Knowledge, (i) no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company, and (ii) the continued employment by the Company of its present employees, and the performance of the Company’s Contracts with its independent contractors, will not result in any such violation. The Company has not received any written notice alleging that any such violation has occurred. No employee of the Company has been granted the right to any continued employment with Company or to any material compensation following termination of employment with the Company. To the Knowledge of the Company, no officer or key employee, or any group of employees, or any independent contractor or consultant, intends to terminate his, her or their employment with the Company. The Company does not have a present intention to terminate the employment of any officer, key employee, key contractor or group of employees or contractors.

(g) The Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, materially affecting the Company or any of its employees. There is not now pending, and to the Knowledge of the Company no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute, nor has any event occurred.

(h) There are no Proceedings pending with respect the employees or consultants of the Company in connection with their service with the Company, and to the Knowledge of Company, no such Proceedings are threatened.

(i) Except as set forth in Section 4.17(i) of the Company Disclosure Schedule, the Company has no obligation to pay, and has not paid or agreed to pay, any bonus or similar amount to any employee or consultant of Company in connection with the Merger or this Agreement.

4.18 Benefit Plans; ERISA.

(a) Section 4.18 of the Company Disclosure Schedule lists (i) all Employee Benefit Plans, (ii) all employment agreements, including any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company or ERISA Affiliate, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, and fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which the Company or any ERISA Affiliate maintains, contributes to or has any obligation to or Liability for (collectively, the “Plans”).

(b) None of the Plans is or was a Pension Plan, and neither the Company nor any ERISA Affiliate has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Pension Plan.

(c) None of the Plans is or was a Multiemployer Plan, and neither the Company nor any ERISA Affiliate has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

(d) The Company does not maintain or contribute to any welfare benefit plan which provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

(e) Each Employee Benefit Plan materially complies by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Employee Benefit Plan, including but not limited to ERISA and the Code.

(f) All reports, forms and other documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Employee Benefit Plan or benefit arrangement (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate.

(g) Each of the Employee Benefit Plans that is intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter issued by the Internal Revenue Service after January 1, 1997 approving such Employee Benefit Plans as so amended (or (i) the Company has time remaining in which to apply for a favorable determination letter, or (ii) if reliance is permitted under IRS Announcement 2001-77, the Company relies on the favorable opinion letter or advisory letter of the master and prototype or volume submitter plan sponsor of such Employee Benefit Plan). Each trust maintained pursuant to any such Employee Benefit Plan has been determined by the Internal Revenue Service to be exempt from taxation under Section 501 of the Code. To the Knowledge of Company, nothing has occurred since the date of the Internal Revenue Service’s favorable determination letter that could adversely affect the qualification of the Employee Benefit Plan and its related trust. The Company and each ERISA Affiliate have timely amended and operated each of the applicable Employee Benefit Plans in material compliance with the Economic Growth and Tax Relief Reconciliation Act of 2001 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

(h) All contributions for each Employee Benefit Plan for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been made prior to the Closing Date by the Company in accordance with applicable Legal Requirements and the recommended contribution in any applicable actuarial report.

(i) All required insurance premiums have been paid, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Benefit Plans for plan years ending on or before the Closing Date.

(j) With respect to each Employee Benefit Plan:

(i) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

(ii) no actions or claims (other than routine claims for benefits made in the ordinary course of the Employee Benefit Plan administration for which Employee Benefit Plan administrative review procedures have not been exhausted) are pending, or, to the Knowledge of the Company, threatened against or with respect to the Employee Benefit Plan, any employer who is participating (or who has participated) in any Employee Benefit Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Employee Benefit Plan;

(iii) the Company has no Knowledge of any facts which could give rise to any such action or claim; and

(iv) the plan document provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current or terminated employees or any beneficiary may be amended or terminated by the Company at any time without Liability.

(k) Neither the Company nor any ERISA Affiliate has any Liability or is threatened with any Liability (whether joint or several) (i) for any excise tax imposed by Section 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.

(l) All of the Plans, to the extent applicable, are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996 (including the regulations set forth in Parts 160, 162, and 164 of Title 45 of the Code of

Federal Regulations), the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, and any amendment to each such act, or any similar state law requirements.

(m) The Company has delivered or made available to Parent true, correct and complete copies of: (i) all documents creating or evidencing any Plan; (ii) all reports, forms and other documents required to be filed with any governmental entity or furnished to employees, former employees or beneficiaries (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA, but excluding individual account statements and tax forms) for the preceding plan year; (iii) all IRS determination, opinion, notification and advisory letters and rulings relating to any Employee Benefit Plan; (iv) all applications and correspondence to or from the IRS, Department of Labor or any other governmental agency with respect to any Employee Benefit Plan; and (v) all material written agreements and contracts relating to each Plan or its related trust (if any), including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts. There are no negotiations, demands, proposals, or commitments which are, to the Knowledge of the Company, pending or have been made to increase or enhance the compensation or benefits made available through the Plans except as otherwise provided in Section 4.18 of the Company Disclosure Schedule.

4.19 Tax Matters.

(a) Except as otherwise provided in Section 4.19 of the Company Disclosure Schedule, each material Tax required to have been paid by the Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis, other than Taxes which are adequately reserved for on the Company’s Interim Balance Sheet.

(b) The Company has filed all material Tax Returns required to be filed on or before the date hereof. All Company material Tax Returns (i) have been, or will be, filed when due, and (ii) were correct and complete in all material respects. All amounts shown on the Company Tax Returns to be due on or before the Closing Date, and all material amounts otherwise required to be paid in connection with the Company Tax Returns on or before the Closing Date, have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Tax Returns pertaining to state and federal income taxes and payroll taxes filed for the fiscal periods ended December 31, 2004, 2003 and 2002.

(c) The Company’s Liability for unpaid Taxes for all periods ending on or before the date of the Interim Balance Sheet, including any Liability for Taxes assumed under contract, does not, in the aggregate, exceed the amount of the current Liability accruals for Taxes (excluding reserves for deferred taxes established to reflect timing differences between book and Tax treatment) reported on the Interim Balance Sheet. The Company has incurred no liability for Taxes since the date of the Interim Balance Sheet other than in the Ordinary Course of Business. The Company will establish, in the Ordinary Course of Business, reserves adequate for the payment of all Taxes for the period from the date of the Interim Balance Sheet through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

(d) The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents relating to material Company Tax Returns. No extension or waiver of the limitation period applicable to any of the Company Tax Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

(e) No claim or other Proceeding is pending or, to the Company’s Knowledge, has been threatened in writing against or with respect to the Company in respect of any material Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company. The Company has not been, and will not be, required to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. No claim has ever been made by an authority in a jurisdiction where Company does not file Returns that it is or may be subject to taxation by that jurisdiction.

(f) The Company has never been in a “consolidated group” within the meaning of Treasury Regulations Section 1.1502-1(h), and is not liable for Taxes incurred by any individual, trust, corporation, partnership or other Entity whether as a transferee, pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations. The Company is not a party to any joint venture, partnership or other arrangement or contract that to the Company’s Knowledge could be treated as a partnership for United States Federal income tax purposes. The Company is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract, and has not otherwise assumed the Tax Liability of any other Person under contract.

(g) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. The Company has withheld and paid over all material Taxes required to have been paid and/or withheld and paid over, and complied with all material information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or third party.

(h) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) The Company has not been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code.

(j) The Company has disclosed on its federal income Tax Returns, in accordance with applicable disclosure procedures under Sections 6662 and 6664 of the Code, all positions taken thereon that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Company has not filed, and is not required to file, a disclosure statement under Treasury Regulation Section 1.6011-4, Treasury Regulation Section 1.6011-4T, or under any similar provision of state law, with respect to participation in a reportable transaction (as defined in such regulation or similar provision of state law).

(k) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien for Taxes on the assets of the Company.

(l) The Company is not subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction.

4.20 Environmental Compliance.

(a) The Company is and has been at all times in compliance in all material respects with all Environmental Laws. The Company has now and at all times has had all the necessary permits and other Governmental Approvals required under Environmental Laws for the operation of its business, and is not and has not been in violation in any material respect of any of the terms and conditions of any of such permits or such other Governmental Approvals. The Company has not received any written notice or other written communication that alleges that the Company is not in compliance with any Environmental Law.

(b) The Company has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Materials (whether lawfully or unlawfully) at any premises occupied or controlled by the Company on or at any time prior to the Closing Date. There: (i) are not and have not been any releases or threatened releases of any Hazardous Materials by Company, or in connection with the business of Company, or to Company’s Knowledge in any other respect, in any quantity at, on or from any such premises, (ii) are no circumstances that may prevent or interfere with the Company’s material compliance with any Environmental Law, and (iii) to the Knowledge of Company, is no former owner or user of any such premises who was engaged in any type of manufacturing or commercial activity which would be reasonably expected to generate, manufacture, produce, transport, import, use, treat, refine, process, handle, store, discharge, release or dispose of any Hazardous Materials (whether lawfully or unlawfully) on such premises.

4.21 Material Contracts.

(a) Section 4.21(a) of the Company Disclosure Schedule lists each material Contract to which Company is a party, to which any other Person has entered into on behalf of or for the benefit of Company, pursuant to which, to the Knowledge of the Company, the Company otherwise benefits, or pursuant to which Company’s assets or liabilities are otherwise bound or affected, and in each case that falls within one of the following categories (collectively, the “Material Contracts”):

(i) Shareholder agreements, voting trusts, proxies or other binding arrangements or understandings among all or any of the stockholders or other Equity Interest holders of the Company relating to the voting of their respective capital stock of the Company or other Equity Interest in the Company;

(ii) Investor rights agreements, registration rights agreements and other Contracts granting rights of any nature to any holder of Company capital stock or other securities of, or other equity interest in, the Company, or to persons having rights to acquire such capital stock, securities or equity interest;

(iii) Contracts related to the issuance or transfer of the securities of, or any other Equity Interest in, the Company, including stock purchase agreements, warrants, convertible notes, and other notes;

(iv) Personal property leases and conditional sales and title retention agreements for personal property, in each case involving payments of more than $5,000 individually or $25,000 in the aggregate for related leases;

(v) Real Property leases and subleases and any other Contracts relating to any right, title or interest in or to Real Property;

(vi) any Customer Contract;

(vii) any in-bound licenses and related Contracts, other than licenses for commercial off the shelf software licensed by the Company in the Ordinary Course of Business not required to be scheduled on Schedule 4.15(c);

(viii) any out-bound licenses and related Contracts, other than Customer Contracts entered into in the Ordinary Course of Business;

(ix) any Contract relating to any sales, agency, distribution, marketing, service/product tie-in, barter or in-kind agreement;

(x) any Contract for the manufacture, service or maintenance of any equipment or other personal property of Company involving payments of more than $5,000;

(xi) any other Contract for capital expenditures or for the purchase of goods or services in excess of $5,000 for individual items or more than $25,000 for a category or type of goods or services, other than the purchase of supplies in the Ordinary Course of Business;

(xii) any mortgage or other Contract involving financing or borrowing of money for the Company, or evidencing indebtedness or any Liability for borrowed money or any obligation for the deferred purchase price of property in each case for or of the Company (excluding normal trade payables);

(xiii) any Contract to indemnify any Person, to share in or contribute to the Liability of any Person or to guarantee any Liability of any Person, other than Customer Contracts entered into in the Ordinary Course of Business;

(xiv) any joint venture, partnership, cooperative arrangement or similar Contract and any other Contract involving a sharing of profits;

(xv) any Contract related to the acquisition of a business or the equity of any other Person;

(xvi) any Contract for the purchase or sale of any assets or for the option or rights to purchase or sell any assets in excess of $5,000 per purchase order and in any case other than in the Ordinary Course of Business;

(xvii) any Contract with or with respect to any consultant, independent contractor or employee of the Company, including with respect to bonus, stock option or other incentive equity, termination payments or other compensation, and further including any Contract with any labor union, other than employment offer letters in the Company’s standard form;

(xviii) any Contract with any Governmental Authority;

(xix) any insurance policy or other Contract pertaining to insurance;

(xx) any Contract containing covenants not to compete applicable to the Company, with any Person in any geographical area;

(xxi) any power of attorney, proxy or similar instrument, except for the power of attorney granted to Company’s counsel or foreign patent agents or similar persons for the prosecution of matters related to the Company’s Registered Intellectual Property Rights;

(xxii) any Contract for the purchase or sale of foreign currency or otherwise involving foreign exchange transactions;

(xxiii) any Contract containing a “most-favored nation” or other provision requiring adjustment of cost, pricing, priority or other terms or conditions of the Contract, or performance obligations under such Contract;

(xxiv) any Contract requiring Company to “pass through” or otherwise provide any party to such Contract the full or partial benefit of reduced royalty rates, production or other costs;

(xxv) any Contract which by its terms requires the consent of the other party to the transfer or assignment of such Contract, including in the in the event the Company shall sell all or substantially all of its assets or business or otherwise be subject to a merger, reorganization, consolidation or change in control;

(xxvi) any Contract between Company and an Affiliate, other than employment offer letters in the Company’s standard form;

(xxvii) any confidentiality, non-disclosure or similar Contract between Company and any third party; and

(xxviii) (1) Any other Contract which provides for payment or performance by any party thereto having an aggregate value of $5,000 or more, including future payments, performance of services or delivery of goods or materials to or by Company of an aggregate amount or value in excess of $25,000 on an annual basis, (2) any other Contract outside the Ordinary Course of Business of Company and (3) any Contract the terms of which are not arm’s-length.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth any proposed Contract under negotiation or discussion that would fall under any of the categories in subsection (a) above if it is executed or otherwise becomes legally binding at any time in the future.

(c) The Material Contracts constitute all of the material contracts used in or, to the Company’s Knowledge, necessary for the conduct of the business of the Company as currently conducted in a manner consistent with the conduct of the business in the previous year.

(d) Company has provided to Parent true, accurate and complete copies of all of the Material Contracts, and there are no oral or written amendments, modifications, side letters, supplements or other arrangements or agreements in existence with respect to the Material Contracts which have not been provided to Parent.

(e) Each Material Contract is in full force and effect and is valid and legally binding on Company and, to Company’s Knowledge, the other parties thereto, and each Material Contract is enforceable in accordance with its terms with respect to Company and, to the Knowledge of Company, with respect to each other party to such Material Contract. Company has no Knowledge of any pending or threatened bankruptcy, insolvency or similar Proceeding with respect to any party to any Material Contract.

(f) To the Knowledge of Company, no audit or similar review or investigation has been or is being conducted by any party to a Material Contract. Company has no Knowledge of, and has not received any written notice or written request with respect to, any such audit, review or investigation, and Company has no Knowledge of any facts that are reasonably likely to lead to the commencement of any such audit, review or investigation.

(g) Company is not in material violation or material breach of or material default under any Material Contract. To the Knowledge of Company, no third party to any Material Contract is in material violation or breach of or material default under any Material Contract. No action by Company has been taken, and to Company’s Knowledge, no action has been taken by another Person, which would, with or without notice or lapse of time, (i) result in a violation or breach of any of the provisions of any Material Contract other than immaterial violations or breaches, (ii) give any Person the right to declare a material default under or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Contract or assert a counterclaim, defense or offsetting claim under a Material Contract. Company has no Knowledge of, and has received no written notice of, any of the foregoing, and Company has no Knowledge of facts that are reasonably likely to result in any of the foregoing.

(h) No Person (i) is renegotiating, or (ii) has requested a renegotiation of, any amount paid or payable to Company under any Material Contract or any other term or provision of any Material Contract. Company has not waived any of its material rights under any Material Contract. Performance of the Material Contracts by Company as of the Closing Date will not result in any violation of or failure to comply with any Legal Requirement. Company has not guaranteed or otherwise agreed to insure or become liable for in any way any Contract or Liability of another Person, or pledged any of Company’s assets to secure the performance or payment of any Material Contract. Neither Company nor any of its Affiliates or officers, nor, to the Knowledge of Company, any employee or agent of Company or any other Person acting on Company’s behalf, has directly or indirectly within the last five (5) years provided, or agreed to provide, any tangible or intangible benefit to any customer, supplier, Governmental Authority, employee or other Person that would result in any violation of any Legal Requirement.

4.22 Government Contracts.

(a) The Company has not been suspended or debarred from bidding on contracts or subcontracts for any Government Authority, nor, to the Company’s Knowledge, has any suspension or debarment action been commenced. There is no valid basis for the Company’s suspension or debarment from bidding on contracts or subcontracts for any Government Authority.

(b) The Company has not within the preceding three (3) years been, nor is it now being, audited or, to Company’s Knowledge, investigated by any Government Authority, including without limitation the Government Accountability Office, the Defense Contract Audit Agency, the Defense Contract Administrative Service, the Department of Labor, the Department of Health and Human Services, the Environmental Protection Agency, the General Services Administration, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the best of Company’s Knowledge, is any such audit or investigation threatened.

(c) No material cost incurred by the Company pertaining to any contracts or subcontracts for any Government Authority has been questioned or challenged by representatives of a Government Authority, or is, to the Knowledge of Company, the subject of any investigation, or has been disallowed by the United States Government, and no amount of money due to the Company pertaining to any contracts or subcontracts for any Government Authority has been withheld or set off nor has any claim been made to withhold or set off money and the Company is entitled to all progress payments received with respect thereto; and all amounts previously charged or at present carried as chargeable by the Company to any contracts or subcontracts for any Government Authority have been or will be reasonable, allowable and allocable to each such contracts or subcontracts for any Government Authority.

(d) The operation of its business by the Company, as it relates to the contracts or subcontracts for any Government Authority, has been conducted in all material respects in accordance with all applicable laws, regulations, and other requirements of all Government Authorities.

4.23 Medical Liability. Company is not subject to any Liability arising from any injury to Person or property or as a result of any claim of medical malpractice or similar circumstance. There are no pending claims, and within the last five (5) years there have not been any material claims involving any of the Company’s physician contractors or physician employees.

4.24 Customers and Contractors. The Company has not received any written notice of, and Company has no Knowledge of, facts or circumstances indicating that any current customer or contractor including in connection with the consummation of the Merger or otherwise (i) intends to cease dealing with Company, (ii) intends to otherwise materially reduce the volume of business transacted by such Person with Company, (iii) is otherwise materially dissatisfied with the services the Company provides such person or otherwise with its relationship with Company, or (iv) is threatened with bankruptcy or insolvency.

4.25 Restrictive Covenants. There is no Contract to which the Company is a party or any Order or Legal Requirement binding upon or applicable to the Company which has or would reasonably be expected to have the effect of (a) prohibiting or materially impairing any business practice material to the Company, (b) prohibiting or materially impairing any acquisition of property by the Company or (c) restricting or prohibiting, through a non-competition or similar obligation or otherwise, the Company from conducting business or competing in any line of business with any Person or in any geographic area.

4.26 Competing Business. Neither Company nor, to the Knowledge of Company, any officer, director (or any family member thereof) or controlled Affiliate of Company directly or indirectly holds any interest in (excepting not more than five-percent (5%) stockholdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, or otherwise receives remuneration from, any Person that is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of Company or is party to any Contract with the Company.

4.27 Insurance.

(a) Section 4.27 of the Company Disclosure Schedule sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Company as of the Execution Date:

(i) the name of the insurance carrier that issued such policy and the policy number of such policy;

(ii) whether such policy is a “claims made” or an “occurrences” policy;

(iii) a description of the coverage provided by such policy;

(iv) the annual premium payable with respect to such policy; and

(v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

(b) The Company has delivered or made available to Parent accurate and complete copies of each of the insurance policies identified in Section 4.27 of the Company Disclosure Schedule (including all renewals thereof and endorsements thereto) and binders relating thereto indicating that such policies are in full force and effect as of the date hereof, and all of the pending applications identified in Section 4.27 of the Company Disclosure Schedule. The Company does not have any self-insurance or risk sharing arrangement affecting the Company or any of its assets.

(c) Each of the policies identified in Section 4.27 of the Company Disclosure Schedule is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the Knowledge of the Company, is solvent and financially sound. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete in all material respects, and all premiums and other amounts owing with respect to said policies have been paid in full. The Company maintains policies of insurance of the type and in amounts reasonably and customarily carried by persons conducting businesses or owning assets similar in type and size and in similar industries to those of the Company, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Each of the policies identified in Section 4.27 of the Company Disclosure Schedule will continue in full force and effect following the Closing, and the Company has paid all premiums due, and has otherwise performed in all material respects all of its obligations, under each policy to which it is a party or that provides coverage to it or any of its directors, officers or contractors in connection with their performance of services to the Company.

(d) There is no pending claim under or based upon any of the policies identified in Section 4.27 of the Company Disclosure Schedule, and, to the Knowledge of the Company, no event has occurred, and to the Company’s Knowledge, no condition or circumstance exists, that would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a reasonable basis for any such claim.

(e) The Company has not received:

(i) any notice regarding the actual or possible cancellation or invalidation of any of the policies identified in Section 4.27 of the Company Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; or

(ii) any notice regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Section 4.27 of the Company Disclosure Schedule.

4.28 Affiliate Transactions.

(a) Except as provided in Section 4.28 of the Company Disclosure Schedule, no Affiliate of the Company has, and no such Affiliate of the Company has at any time had, any direct or indirect interest of any nature in any asset used in or otherwise relating to the business of the Company.

(b) No Affiliate of the Company is indebted to the Company for an amount, individually or in the aggregate, in excess of $1,000.

(c) No Affiliate of the Company has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving the Company other than with respect to the grant or purchase of Equity Interests in the Company or except in connection with employment with Company.

(d) To the Knowledge of Company, no Affiliate of the Company has any claim or right against the Company, except for salary, vacation pay, expense reimbursement or similar claims arising from such Affiliate’s employment with the Company.

4.29 Interim Operations. Since December 31, 2004:

(a) Company has operated in the Ordinary Course of Business, and there has not been any occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business;

(b) The Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, or split, combined or reclassified any of its capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchased or otherwise acquired, directly or indirectly, any shares of its capital stock;

(c) The Company has not sold or otherwise issued (or granted any warrants, options or other rights to purchase) any shares of capital stock or any other Equity Interest in the Company;

(d) The Company has not amended its Certificate of Incorporation or bylaws and has not effected or been a party to any acquisition transaction, recapitalization, reorganization, reclassification of shares, stock split, reverse stock split or similar transaction (other than the acquisition transaction with Parent and Merger Sub set forth herein);

(e) There has not been any material damage, destruction or other casualty loss with respect to any of the Company’s assets;

(f) Company has not materially violated any Legal Requirement applicable to Company;

(g) Company has not entered into any Contract (other than with Parent and its Affiliates) regarding any sale or acquisition of the Company (whether by merger, stock acquisition or otherwise) or all or a significant portion of its assets, or any license to its Intellectual Property Rights outside the Ordinary Course of Business or any exclusive license to its Intellectual Property Rights, nor has Company entered into any Contract with respect to any acquisition by Company of any Person or assets that would materially affect or relate to the Company’s business;

(h) There has not been, except as required by any change in GAAP, any material change by Company in its accounting principles, practices or methods, in its Tax practices or principles or in the practices or standards used to maintain Company’s books, accounts or business records;

(i) Company has not violated, entered into, terminated or materially modified any of its Material Contracts or Governmental Approvals, and no Governmental Authority or other Person has amended, accelerated, terminated or modified any such Material Contracts or Governmental Approvals;

(j) To Company’s Knowledge, no Proceeding has been commenced against Company, and Company has not commenced any Proceeding against any other Person other than for the routine collection of Accounts Receivable in the Ordinary Course of Business;

(k) Company has not (i) failed to maintain its assets in good repair, order and condition, reasonable wear and tear excepted, (ii) accelerated the collection of any Accounts Receivable, or (iii) made any sale of any such Accounts Receivable or any accrual of liabilities, written off any Accounts Receivable which are individually or in the aggregate material or portions thereof as uncollectible or established an extraordinary reserve with respect thereto;

(l) Company has not sold, leased, transferred or assigned any material asset, other than in the Ordinary Course of Business;

(m) Company has not assigned, nor granted any license or sublicense of any rights under or with respect to, any of its Intellectual Property Rights or granted any license with respect to any such right (other than non-exclusive licenses to customers of the Company in the Ordinary Course of Business);

(n) Company has not made any material gifts or sold, transferred or exchanged any material property on a non-arm’s length basis;

(o) Company has not mortgaged, pledged or subjected any of its assets to any Encumbrance;

(p) Company has not forgiven any material debt or otherwise released or waived any material right or claim nor discharged any material lien nor paid any obligation or Liability other than in the Ordinary Course of Business;

(q) To the Knowledge of Company, Company has not suffered any material loss of or harm to any relationship with, any customer or other third Person material to the Company’s business;

(r) The Company has not otherwise become subject to any Liability in an individual or aggregate amount greater than $1,000 not otherwise reflected on the most recent Interim Balance Sheet;

(s) Company has not taken, or failed to take, any other action that would or could reasonably be expected to have a Material Adverse Effect; and

(t) Company has not entered into any Contract or otherwise agreed, in writing or otherwise, to take any of the actions that are described above or that would be reasonably likely to lead to the occurrence of any of the events or conditions described above.

4.30 Finders and Brokers; Fees. Except as set forth on Section 4.30 of the Company Disclosure Schedule, neither the Company nor any person acting on behalf of the Company has negotiated with any finder, broker or any similar person in connection with the Merger. Except as set forth on Section 4.30 of the Company Disclosure Schedule, the Company has not entered into a Contract that provides that a fee shall be paid to any Person if the Merger is consummated and has not otherwise incurred any Liability for any brokerage fees, commissions or finder’s fees with respect to this Agreement or the Merger.

4.31 Full Disclosure. Neither this Agreement (including all schedules and exhibits hereto) nor the other Transaction Agreements (including all schedules and exhibits thereto) contain any untrue statement of material fact or omits to state any fact necessary to make any of the representations, warranties or statements contained herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows, as of the date hereof and the Closing, to and for the benefit of the Company and the holders of Company capital stock entitled to receive Merger Consideration pursuant to Section 3.1:

5.1 Organization, Standing and Power. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. Each of Parent and Merger Sub has the corporate power to enter into and perform this Agreement and the other Transaction Agreements to which it is a party, and each of Parent and Merger Sub is duly qualified to do business and is in corporate and tax good standing in each jurisdiction in which the failure to be so qualified and in good standing would or could reasonably be expected to have a Material Adverse Effect on Parent’s or Merger Sub’s ability to enter into this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby. Neither Parent nor Merger Sub is in violation of any of the provisions of its articles of incorporation, bylaws or equivalent organizational documents in a manner which would or could reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to enter into this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby.

5.2 Certificate of Incorporation and Bylaws; Records.

(a) Parent has delivered or otherwise made available to Company accurate and complete copies of:

(i) Parent’s Certificate of Incorporation and bylaws, including all amendments thereto, as presently in effect;

(ii) the stock records of Parent; and

(iii) the minutes and other records of the meetings and other actions (including any actions taken by written consent or otherwise without a meeting) of the stockholders of Parent, Parent’s board of directors and all committees thereof;

There have been no meetings or other Proceedings of the stockholders of Parent, Parent’s board of directors or any committee of Parent’s board of directors that are not fully reflected in such minutes or other records.

(b) There has not been any uncured violation of (i) any of the provisions of Parent’s Certificate of Incorporation or bylaws or (ii) any resolutions adopted by Parent’s stockholder, Parent’s board of directors, or any committee thereof within the last one (1) year, and no event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time) constitutes or is reasonably likely to result directly or indirectly in such a violation.

(c) The books of account, stock records, minute books and other records of Parent are accurate, up to date and complete in all material respects. All of the records of Parent are in the actual possession or control of the Parent. Parent has been administered and Parent’s corporate records maintained as required by Legal Requirements to maintain the separate corporate existence of Parent.

5.3 Authority; Binding Nature of Agreements. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and such Transaction Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement and such other Transaction Agreements constitute (assuming such agreements constitute legal, valid and binding obligations of Company), or upon execution and delivery will constitute (assuming such agreements constitute legal, valid and binding obligations of Company to the extent they are executing such agreements and to the extent such execution affects the relevant obligations), the legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization and similar Legal Requirements.

5.4 Capitalization.

(a) Immediately prior to Closing, the authorized capital stock of Parent will consist of 48,125,000 shares of capital stock, comprised of 8,125,000 shares of Series A Preferred Stock (“Preferred Stock”) and 40,000,000 shares of Common Stock, of which 8,125,000 shares of Preferred Stock and 21,492,857 shares of Common Stock will be outstanding. In addition, as of immediately prior to Closing, an aggregate of 2,077,256 shares of Parent Common Stock are reserved for issuance under Parent’s stock option plan. All issued and outstanding shares of Parent’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in compliance with all applicable securities laws and other applicable Legal Requirements. The shares of Parent Common Stock representing the Merger Consideration and the Earnout Consideration, when issued in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive or similar right.

5.5 Non-Contravention; Consents.

(a) The execution, delivery and performance of this Agreement and the other Transaction Agreements to which each of Parent and Merger Sub is a party, and the consummation of the Merger by each of Parent and Merger Sub will not, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of (A) any provisions of its certificate of incorporation or bylaws or (B) any resolution adopted by its board of directors or any committee thereof or by its stockholders;

(ii) contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge the Merger or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which it is subject or any of its assets owned or used by it are subject (except in each case with respect to any Legal Requirements, or Orders of or applicable to the Company);

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, modify or charge any fee with respect to, any Governmental Approval that is held by it or any of its employees or that otherwise relates to its business or to any of the assets owned or used by it (except in each case with respect to any Governmental Approvals held by the Company); or

(iv) otherwise create a Material Adverse Effect on its ability to enter into and perform its obligations under this Agreement or the Transaction Agreements to which it is a party.

5.6 Financial Statements.

(a) Parent has delivered or otherwise made available to the Company the following financial statements and notes (collectively, the “Parent Financial Statements”):

(i) the unaudited balance sheets of the Parent as of June 30, 2005 and the unaudited related statements of operations, income, cash flows and changes in stockholders’

equity for the period then ended, prepared in accordance with GAAP on a basis consistent with past practice (except that such financial statements will not have notes thereto and shall be subject to normal year-end adjustments in accordance with GAAP and past practice); and

(ii) the audited balance sheets of Parent as of December 31, 2004, 2003 and 2002 and the related audited statements of operations, income, cash flows and changes in stockholders’ equity for the fiscal years then ended, in each case together with the notes thereto and the report and certification of the auditor relating thereto and in each case prepared in accordance with GAAP on a basis consistent with past practice.

(b) All the Parent Financial Statements are accurate and complete, in accordance with the books and records of Parent and present fairly the financial position of Parent as of the respective dates thereof and the results of operations of Parent, changes in shareholder’s equity, cash flows and income for the periods covered thereby. The Parent Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis with past periods and practice.

5.7 Absence of Undisclosed Liabilities. Other than as may be incurred under the Loan and Security Agreement, Parent has no Liabilities except (i) as set forth in the Parent Financial Statements and (ii) Liabilities (matured or unmatured, fixed or contingent) arising after June 30, 2005 in the Ordinary Course of Business.

5.8 Proceedings; Orders.

(a) There is no pending Proceeding, and, to the Parent’s Knowledge, no Person has threatened to commence any Proceeding:

(i) to which Parent is a party or, to Parent’s Knowledge, that otherwise directly relates to or might directly affect the Parent’s business or any of the assets owned or used by the Parent (whether or not the Parent is named as a party thereto); or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or the Parent’s ability to comply with or perform its obligations and covenants under this Agreement or any of the other Transaction Agreements; and to the Parent’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would be reasonably expected to give rise to, or serve as a reasonable basis for, the commencement of any such Proceeding.

(b) Within the last five years, no material Proceeding has ever been commenced by or against the Parent, and to the Parent’s Knowledge, no such Proceeding has been threatened.

(c) There is no Order to which the Parent, or any of the assets owned by the Parent, is subject.

(d) To the Parent’s Knowledge, no officer or employee of the Parent, is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Parent’s business.

(e) To the Parent’s Knowledge, there is no proposed Order that, if issued or otherwise put into effect, (i) would or could reasonably be expected to have a Material Adverse Effect or (ii) would otherwise have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger.

5.9 Compliance with Legal Requirements.

(a) To the Parent’s Knowledge, the Parent is in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets.

(b) To the Knowledge of the Parent, no event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time) constitutes or is reasonably likely to result directly or indirectly in a material violation by the Parent of, or a failure on the part of the Parent to materially comply with, any Legal Requirement.

(c) The Parent has not received, at any time, any written notice from any Governmental Authority or any other Person, and has no Knowledge, regarding (i) any actual or alleged violation of, or failure to comply with, any Legal Requirement by the Parent or (ii) any actual or alleged obligation on the part of the Parent to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or responsive action of any nature.

(d) To the Knowledge of the Parent, no Governmental Authority is considering any Legal Requirement that, if adopted or otherwise put into effect, would prevent, delay, make illegal or otherwise interfere with the Merger.

5.10 Governmental Approvals. Parent has received no written notice of any, and there is no pending, or to Parent’s Knowledge threatened, Proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any Governmental Approval which would or could reasonably be expected to have a Material Adverse Effect. To the Knowledge of Parent, (i) no event or circumstance exists that would cause Parent to be deemed to be out of compliance with, or would cause the suspension, termination, revocation, cancellation, limitation or impairment of, any such Governmental Approval and (ii) Parent has not received any notice of any of the foregoing.

5.11 Environmental Compliance.

(a) The Parent is and has been at all times in compliance in all material respects with all Environmental Laws. The Parent has now and at all times has had all the necessary permits and other Governmental Approvals required under Environmental Laws for the operation of its business, and is not and has not been in violation in any material respect of any of the terms and conditions of any of such permits or such other Governmental Approvals. The Parent has not received any written notice or other written communication that alleges that the Parent is not in compliance with any Environmental Law.

(b) The Parent has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Materials (whether lawfully or unlawfully) at any premises occupied or controlled by the Parent on or at any time prior to the Closing Date. There: (i) are not and have not been any releases or threatened releases of any Hazardous Materials by Parent, or in connection with the business of Parent, or to Parent’s Knowledge in any other respect, in any quantity at, on or from any such premises, (ii) are no circumstances that may prevent or interfere with the Parent’s material compliance with any Environmental Law, and (iii) to the Knowledge of Parent, is no former owner or user of any such premises who was engaged in any type of manufacturing or commercial activity which would be reasonably expected to generate, manufacture, produce, transport, import, use, treat, refine, process, handle, store, discharge, release or dispose of any Hazardous Materials (whether lawfully or unlawfully) on such premises.

5.12 Medical Liability. Parent is not subject to any Proceedings arising from any injury to a Person or property or as a result of any claim of medical malpractice or similar circumstance that is not covered by its current medical liability insurance policy.

5.13 Finders and Brokers; Fees. Except for its agreement with Cascadia Capital, LLC, dated April 5, 2005, Parent has not entered into a Contract that provides that a fee shall be paid to any Person if the Merger is consummated and has not otherwise incurred any Liability for any brokerage fees, commissions or finder’s fees with respect to this Agreement or the Merger.

5.14 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business activities.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Company’s Conduct of the Business Prior to Closing. From the Execution Date until the earlier of the Effective Time or the termination of this Agreement pursuant to ARTICLE VIII, Company shall:

(a) Except as necessary to comply with its covenants and obligations hereunder or as the Parent shall otherwise agree in writing, conduct its business in the Ordinary Course of Business, including but not limited to maintaining all Contracts in full force and effect;

(b) Use commercially reasonable efforts to collect all of its Accounts Receivable in the Ordinary Course of Business;

(c) Maintain insurance coverage consistent with past practice;

(d) Use all commercially reasonable efforts to (i) preserve intact its assets, associated interests, and business and employees and (ii) otherwise maintain good relationships with employees, sales representatives, licensors, licensees, suppliers, contractors, distributors, customers, and others having relations with the Company, in each case substantially in the manner as it has prior to the Execution Date; and

(e) Retain and not dispose of any material asset of the Company without the prior consent of Parent.

6.2 Interim Operations. From the Execution Date until the earlier of Effective Time or the termination of this Agreement pursuant to ARTICLE VIII, Company shall not, and shall cause its officers, directors, employees, consultants, contractors and advisors to not (in each case without the written consent of Parent), (a) take any action that would constitute a breach of its representations and warranties, (b) take any action set forth on Schedule 6.2(b), (c) take any action that would prevent it from performing or cause it not to perform its covenants or closing conditions hereunder, (d) enter into any Contract to or otherwise agree to, in writing or otherwise, take any of the actions described above or (e) enter into any transaction other than in the Ordinary Course of Business.

6.3 Confidentiality; Acquisition Proposals. The parties acknowledge that they have entered into a certain letter agreement dated June 14, 2005 (“Letter Agreement”) regarding the obligations of the Parties with respect to confidentiality and third party acquisition proposals and that such letter agreement and the obligations set forth therein remain in full force and effect.

6.4 Certain Notifications. From the Execution Date until the earlier of the Effective Time or the termination of this Agreement pursuant to ARTICLE VIII, Company shall promptly notify Parent in writing regarding any:

(a) action taken by Company with respect to its business not in the Ordinary Course of Business and any circumstance or event that could reasonably be expected to have a Material Adverse Effect;

(b) fact, circumstance or event, or action by Company (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement or (ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of Company contained in this Agreement not being true and correct in all material respects when made or at Closing;

(c) material breach of any covenant or obligation of Company hereunder; or

(d) circumstance or event that results in, or could reasonably be expected to result in, the failure of Company to timely satisfy any of the closing conditions in ARTICLE VII of this Agreement, to the extent Company has Knowledge of any of the foregoing.

6.5 Access to Information. From the Execution Date until the earlier of the Effective Time and the termination of this Agreement pursuant to ARTICLE VIII, Company shall (a) provide Parent and its Representatives with prompt and reasonable access during regular business hours upon reasonable advance notice, and in a manner so as not to interfere with the normal business operations of Company, to all premises, properties, key personnel, Persons having business relationships with Company (including suppliers, licensors, licensees, customers and distributors, to the extent permitted by such third parties), books and records (including Tax records), (b) furnish Parent with any regularly prepared financial, operating and other data and information related to the Company’s business (including copies thereof), as Parent may reasonably request and (c) otherwise cooperate and assist, to the extent reasonably requested by Parent, with Parent’s investigation of the Company and its business. No information or knowledge obtained in any investigation pursuant to this Section 6.5 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in ARTICLE VII.

6.6 All Commercially Reasonable Efforts. From the Execution Date until the earlier of the Effective Time or termination of this Agreement pursuant to ARTICLE VIII, each of Company, on one hand, and Parent and Merger Sub, on the other, shall use all commercially reasonable efforts to cause to be fulfilled and satisfied all of the other party’s conditions to Closing set forth in ARTICLE VII.

6.7 Consents. From the Execution Date until the earlier of the Effective Time or the termination of this Agreement pursuant to ARTICLE VIII, Company shall use all commercially reasonable efforts to obtain all Consents necessary to consummate the Merger on the terms and conditions hereof with respect to Company and the Company’s business, and Parent shall use all commercially reasonable efforts to obtain any Consents and make and deliver all filings and notices to consummate the transaction on the terms and conditions hereof that apply to Parent (including any Consents pertaining to Contracts of the Company or Governmental Approvals held by or required to be obtained by the Company). Parent shall not be required to, as a condition to Company’s obtaining any Consent (a) agree to any material changes in, or the imposition of any material condition to the transfer in connection with the Merger of, any Contract, Governmental Approval or other asset or liability of the Company, (b) dispose of or make any changes to its business or (c) expend any funds or incur any Liability.

6.8 Further Assurances. From the Execution Date until the earlier of the Effective Time or the termination of this Agreement pursuant to ARTICLE VIII, the parties hereto shall execute such documents and other papers and take such further actions as may be reasonably requested by Company, on one hand, and Parent, on the other hand, to facilitate the Closing as set forth herein.

6.9 Confidentiality.

(a) The provisions of this Section 6.9 shall be effective from the Execution Date until the earlier of (x) the Effective Time or (y) in the event of termination of this Agreement pursuant to ARTICLE VIII, five years from the Execution Date. Without the prior written consent of Company, in the case of Parent and Merger Sub, and Parent, in the case of Company, (1) Company shall not disclose or use any Confidential Information of Parent or Merger Sub, and (2) Parent and Merger Sub shall not disclose or use the Confidential Information of Company, in each case except as reasonably required in connection with this Agreement and the Merger. Each of Company, on the one hand, and Parent, on the other, shall use no less than reasonable care in protecting any such Confidential Information received. Information shall not be deemed Confidential Information under this Section 6.9(a) if it: (i) is or becomes publicly known through no wrongful act or omission of the receiving party; (ii) was rightfully known by the recipient before receipt from the disclosing party; (iii) becomes rightfully known to the receiving party without confidential or proprietary restriction from a source other than the disclosing party that does not owe a duty of confidentiality to the disclosing party with respect to such Confidential Information; or (iv) is independently developed by the receiving party without the use of or reference to the Confidential Information of the disclosing party.

(b) Notwithstanding subsection (a) above, in the event a party is required to disclose the Confidential Information of another party (in such event, such party is a “Nondisclosing Party,” and the party required to disclose is the “Disclosing Party”) pursuant to Legal Requirements or an Order, and otherwise would be prohibited from doing so under this Section 6.9, the Disclosing Party shall: (i) promptly notify the Nondisclosing Party of the existence, terms and circumstances surrounding such requirement; (ii) consult with the Nondisclosing Party on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such Confidential Information is required, furnish only that portion of the Confidential Information which the Disclosing Party is legally compelled to disclose and advise the Nondisclosing Party reasonably in advance of such disclosure so that the Nondisclosing Party may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information, provided, however, notwithstanding the foregoing, in the event the Disclosing Party is making any such disclosure in connection with a Registration Statement filed under the Securities Act, the Disclosing Party may make such disclosures as it shall be advised by counsel are necessary to comply with the rules and regulations promulgated thereunder. The Disclosing Party shall not oppose actions by the Nondisclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information.

(c) Notwithstanding anything to the contrary herein, Parent, Merger Sub and Company shall be entitled to seek equitable relief to protect their interest in any of their Confidential Information, including injunctive relief.

(d) In the event of termination of this Agreement pursuant to ARTICLE VIII, upon written request therefor by a party hereto which has provided Confidential Information to the party receiving such Confidential Information, the Nondisclosing Party shall return to the Disclosing Party within ten (10) days of such request by commercially reasonable, secure delivery means reasonably requested by the Disclosing Party all Confidential Information of the Disclosing Party, without retaining any copies thereof (except as deemed reasonably necessary by the Nondisclosing Party in connection with any dispute hereto, in which case, any such retained information shall remain subject to this Section 6.9 and shall be used or disclosed only as reasonable necessary in connection with such dispute).

6.10 Public Announcements. Parent and Company shall jointly prepare all press releases and public announcements pertaining to this Agreement or the Merger, and neither party nor their respective Affiliates, shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Merger without the prior consent of the other party Parent except as required by Legal Requirements. If prior to the Effective Time the Company determines, with the advice of counsel, that it is required by any Legal Requirement to make this Agreement, the other Transaction Agreements or any terms hereof or thereof public or otherwise issue a press release or make a similar public disclosure with respect thereto, the Company shall, at a reasonable time before making any public disclosure, consult with Parent regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the other Transaction Agreements as may be reasonably requested by Parent and disclose only such information as is legally compelled to be disclosed. For the avoidance of doubt, the restrictions set forth in this section shall not apply to communications by any party to customers, potential customers or other third parties of the Company’s business in connection with performance of this Agreement and the Transaction Agreements and which are not generally made to the public.

6.11 Key Personnel. Chirinjeev Kathuria, Naiyer Imam and Douglas Karr shall each be considered a key personnel member of the Company (the “Key Personnel”) and it is a condition precedent to executing this Agreement that each of such Key Personnel enter into three-year service and non-competition agreement (the “Non-Competition Agreements”) satisfactory to Parent, pursuant to which the Key Personnel will manage the Hospital Business on the terms and subject to the conditions set forth in the Non-Competition Agreements. The Non-Competition Agreements will be signed simultaneously with this Agreement, and will become effective as of the Closing.

6.12 Additional Financial Statements. Within fifteen (15) days after the end of each month between the Execution Date and the Effective Time, Company shall provide to Parent, certified by an executive officer of Company, an unaudited balance sheet of the Company as of the end of such month, and the related unaudited statements of operations, income, cash flows and changes in stockholders’ equity of the Company for the month then ended, in each case prepared in accordance with GAAP on a basis consistent with past practice (except that such financial statements will not have notes thereto and shall be subject to normal year-end adjustments in accordance with GAAP and past practice).

6.13 Stockholder Approval

(a) Promptly after the date hereof, the Company will take all action necessary in accordance with Delaware Corporate Law and its Certificate of Incorporation and bylaws to either (A) convene a special meeting of the holders of the capital stock of the Company to be held as promptly as practicable, or (B) solicit the written consent of the holders of the capital stock of the Company, in either case for the purpose of obtaining the approval and adoption of this Agreement and the Merger. The board of directors of the Company shall recommend that the holders of capital stock of the Company approve and adopt this Agreement and approve and adopt the Merger.

(b) Company shall prior to Closing provide dissenters’ rights notices within ten (10) days of such stockholder approval of the Merger in accordance with Delaware Corporate Law, the Certificate of Incorporation and bylaws of the Company and Delaware Corporate Law with respect to dissenters’ rights. Company shall promptly inform Parent of any claims for dissenters’ rights or similar communications received by the Company prior to Closing.

6.14 Employee Plans. If requested by Parent, Company shall, immediately prior to the Closing, terminate any one or more of the Plans. In the event Parent requests that any of the Plans be terminated, Company shall adopt resolutions and shall take all other actions necessary to effect the termination of any such Plans, to be effective no later than the Closing, and shall provide to Parent executed resolutions by the board of directors of Company authorizing the termination of any such plans.

6.15 Business Plan and Budget. Promptly (but in no event later than 30 days) following the Closing Date, the Key Personnel will prepare and submit to the Board of Directors of Parent for review a business plan and budget for the Hospital Business for from the Closing Date to the end of fiscal year 2005, and for the 2006 fiscal year. Parent agrees to work together and cooperate with the Key Personnel in connection with the preparation of the business plan and in connection with the preparation of budgets for the Hospital Business for subsequent fiscal years.

6.16 Hospital Business Committee.

(a) Promptly following the Closing Date there shall be established a committee (the “Hospital Business Committee”) to review and coordinate the exchange of information and materials related to efforts taken and to be taken by the Key Personnel to develop the Hospital Business and in connection therewith to determine, based on the information and materials presented to the committee, whether a written agreement constitutes a Hospital Contract and whether an identified entity constitutes an Agreed Hospital, it being understood and agreed that any written agreement pursuant to which the Surviving Corporation (or such other subsidiary or division of Parent, as the case may be) provides Hospital Business services to a hospital or to any entity identified in clause (i) of the definition of Agreed Hospital shall constitute a Hospital Contract without any determination by the Hospital Business Committee. Any such determination shall take into account the scope, magnitude and duration of any such agreement and all such other information as may be relevant to any such determination.

(b) The Hospital Business Committee shall be comprised of the Stockholder Representative, the Chief Executive Officer of the Parent (“CEO”), Naiyer Imam, M.D. and the Vice President and General Counsel of the Parent (collectively, the “Members”). With the consent of the Members, the CEO and the Stockholder Representative may invite others to attend Hospital Business Committee meetings as non-voting observers.

(c) Decisions of the Hospital Business Committee shall require three of the four Members to be in agreement (a “Majority Decision”). In the event that a Majority Decision cannot be reached, the Members shall submit the matter for resolution in good faith through mediation, with the mediator being selected from the American Arbitration Association’s (“AAA”) Roster of Mediators. The mediation shall be governed by the AAA’s Commercial Mediation Procedures and held in Couer d’Alene, Idaho, with all Members present either in person or telephonically.

(d) The Hospital Business Committee shall meet in person, or as otherwise agreed, at least once each calendar quarter through the 18th month anniversary of the Closing Date or such other number of times as may be agreed by Majority Decision of the Members. The meetings shall be held in Couer d’Alene, Idaho. The secretary of the Hospital Business Committee shall record any actions taken by the Hospital Business Committee that result in an amendment or addition to Appendix 2 and shall report such actions to the Chief Financial Officer and Chief Accounting Officer of Parent for use in calculating the amounts, if any, payable pursuant to 3.1(d). A representative of the Parent shall serve as secretary of the Hospital Business Committee.

6.17 Company Closing Deliverables. Company shall deliver at Closing to Parent, in form and substance reasonably acceptable to Parent, the following items:

(a) A duly executed opinion of Company’s special counsel, substantially in the form attached hereto as Exhibit C which shall contain customary opinions given by the target’s special counsel in acquisitions of this type;

(b) A duly executed opinion of Company’s outside corporate counsel, substantially in the form attached hereto as Exhibit D which shall contain customary opinions given by the target’s outside corporate counsel in acquisitions of this type;

(c) To the extent requested by Parent in advance, the signed written resignations of the officers and directors of Company in office immediately prior to the Effective Time, effective contingent upon the consummation of the Merger;

(d) A certificate from the Secretary of State of the State of Delaware as to Company’s good standing, dated at a date which is as close as reasonably practicable in advance of the Closing Date, but in no event more than five (5) days prior to the Closing Date;

(e) The Financial Statements described in Section 6.12;

(f) The Certificate of Merger duly executed by Company, including the duly executed related officers certificate;

(g) Signature cards for the bank accounts of Company listed on Section 4.13(a) of the Company Disclosure Schedule that Parent may use to transfer authority of those accounts to designees of Parent’s choosing;

(h) A properly executed statement, in a form and substance reasonably acceptable to Parent, for purposes of satisfying Parent’s obligations under Treas. Reg. §1.1445-2(c)(3), and a notice to the Internal Revenue Service that complies with the requirements of Treas. Reg. § 1.897-2(h)(2); and

(i) Such other items as may be provided for herein.

6.18 Parent Deliveries at Closing. Parent shall deliver to Company at Closing, in form and substance reasonably acceptable to Company, the following items:

(a) The Merger Consideration; and

(b) Such other items as may be provided for herein.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Parent’s and Merger Sub’s Obligations to Close. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Merger Sub:

(a) Accuracy of Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and accurate in all respects, at and as of the Closing with the same force and effect as if made at Closing (other than such representations and warranties as are made as of another date, which shall be true and accurate in all respects as of such date).

(b) Performance of Covenants. Each and all of the covenants and agreements of Company to be performed or complied with prior to or on the Closing Date shall have been performed or complied with in all material respects by Company.

(c) No Material Adverse Effect. There shall not have occurred after the date of this Agreement any event or condition of any character (including any bankruptcy or similar legal or equitable proceeding) that has had or is reasonably likely to have a Material Adverse Effect.

(d) [Intentionally Omitted].

(e) No Pending Litigation; Laws. There shall not be pending any Order or Proceeding against Company and there shall not be pending any Order or Proceeding against any party hereto brought by any Governmental Authority which seeks to materially restrain, materially modify or invalidate the transactions contemplated by this Agreement. No Governmental Authority shall have issued, promulgated, enforced or enacted any Legal Requirement or Order that is then in effect or pending and has, or would have, the effect of making the Merger or other material transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the Merger or such other material transactions, would materially modify or restrain the Merger or such material transactions, or otherwise materially adversely affects the right or ability of the Surviving Corporation to operate Company’s business, or for Parent to own or control the Surviving Corporation.

(f) [Intentionally Omitted].

(g) Required Company Vote/Other Corporate Approvals. Company shall have obtained the approval of its stockholders and its board of directors, and such approvals shall not have been superseded and shall be fully effective at Closing.

(h) Liens. There shall be no liens on any of the assets of Company except for Permitted Encumbrances.

(i) Governmental Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be legally required to consummate the Merger.

(j) Non-Competition Agreements. Each of the Key Personnel shall have delivered to Parent the Non-Competition Agreements.

(k) [Intentionally Omitted].

(l) Affiliate and Stockholder Liabilities. All outstanding obligations owed to the Company by any of its Affiliates, stockholders, employees or directors of the Company, including outstanding receivables from, and loans to, any Affiliate or any stockholder, employee or director of the Company, and all outstanding liabilities of the Company with respect to any Affiliate, or any stockholder, employee or director of the Company, including, but not limited to, unpaid accrued salaries, bonuses and other employee or director compensation, shall have been extinguished, and the Company shall have provided Parent evidence of such extinguishment satisfactory in all respects to Parent.

7.2 Conditions to Company’s Obligation to Close. The obligations of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

(a) Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement and qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, at and as of the Closing, with the same force and effect as if made at Closing (other than such representations and warranties as are made as of another date, which, if qualified as to materiality, shall be true and accurate as of such date, and, if not so qualified, shall be true and accurate in all material respects as of such date).

(b) Performance of Covenants. Each and all of the covenants and agreements of Parent and Merger Sub herein to be performed or complied with prior to or on the Closing Date shall have been performed or complied with in all material respects by Parent and Merger Sub, respectively.

(c) [Intentionally Omitted].

(d) No Pending Litigation; Laws. There shall not be pending any Order or Proceeding against any party hereto brought by any Governmental Authority which seeks to materially restrain, materially modify or invalidate the transactions contemplated by this Agreement. No Governmental Authority shall have issued, promulgated, enforced or enacted any Legal Requirement or Order that is then in effect or pending and has, or would have, the effect of making the Merger or other material transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the Merger or such other material transactions, would materially modify or restrain the Merger or such material transactions, or otherwise materially adversely affects the right or ability of the Surviving Corporation to operate Company’s business, or for Parent to own or control the Surviving Corporation.

(e) Governmental Consents. There shall have been obtained at or prior to the Closing Date such material permits or authorizations, and there shall have been taken all such other material actions by any Governmental Authority or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be legally required to consummate the Merger.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated prior to Closing as follows:

(a) Agreement. By mutual written agreement of Company and Parent.

(b) Parent’s Breach. At the election of Company, if Parent or Merger Sub has (i) breached any representation or warranty herein qualified as to materiality, (ii) breached any representation or warranty herein not qualified as to materiality in any material respect, or (iii) breached any covenant or agreement contained in this Agreement in any material respect; provided, however, Company shall have no termination right hereunder unless the breach of such representation, warranty, covenant or agreement shall not have been cured by Parent or Merger Sub (unless such breach is incapable of cure) within fifteen (15) days after Parent and Merger Sub shall have received notice from Company that Company intends to exercise its right to terminate under this Section 8.1(b).

(c) Company’s Breach. At the election of Parent, if Company has (i) breached any representation or warranty herein qualified as to materiality, (ii) breached any representation or warranty herein not qualified as to materiality in any material respect, or (iii) breached any covenant or agreement contained in this Agreement in any material respect; provided, however, Parent shall have no termination right hereunder unless the breach of such representation, warranty, covenant or agreement shall not have been cured by Company (unless such breach is incapable of cure) within fifteen (15) days after Company shall have received notice from Parent that Parent intends to exercise its right to terminate under this Section 8.1(c).

(d) Orders. At the election of Company or Parent, if any court of competent jurisdiction or other Governmental Authority shall have issued an Order enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such Order shall have become final and nonappealable.

(e) Deadline. At the election of either Company or Parent, if the Closing has not occurred on or before October 31, 2005, provided that the party seeking to terminate pursuant to this section has performed all its obligations hereunder in all material respects and diligently cooperated as required to fulfill all applicable conditions to Closing.

(f) Breaching Party. The right to terminate this Agreement under this Section 8.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated herein to occur or of the transactions being delayed.

8.2 Effect of Termination. In the event of termination of this Agreement in accordance with Section 8.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any Liability to the other party hereto or its Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in Section 6.9 (Confidentiality), Section 6.10 (Public Announcements), this ARTICLE VIII (Termination), and ARTICLE X (General Provisions) and except that nothing herein will relieve any party of Liability for any willful breach of this Agreement or for any Liability related to fraud or intentional misrepresentation.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations, Warranties and Covenants.

(a) All representations and warranties of Company, Parent and Merger Sub contained in this Agreement or any other Transaction Agreement (i) shall survive the Closing, any investigation at any time made and the consummation of the Merger and (ii) shall terminate and expire at the end of three (3) years following Closing except for any claims as to which written notice identifying such claim and the basis thereof with reasonable specificity shall have been delivered pursuant to the applicable provisions of this Agreement on or prior to such date. Notwithstanding the foregoing, (i) the representations and warranties in Sections 4.1, 4.3, 4.4, 4.19, 4.30, 5.1, 5.3, 5.4 and 5.12 shall terminate on the date of expiration of the applicable statute of limitations and (ii) in the case of any liability for fraud, the representations and warranties that are the subject of such fraud shall not terminate until the date of expiration of the applicable statute of limitations. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement (and any right to indemnification for breach thereof or other right to indemnification hereunder) shall not be affected by any investigation, verification or examination by any other party or by any Representative or employee of any other party or by the knowledge of any other party or the knowledge of any such Representative or employee of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.

(b) Covenants. The covenants and agreements of the parties shall survive the Closing and any investigation at any time made and the consummation of the Merger until fully performed, unless limited by their terms or purposes.

(c) Effect of Expiration. On expiration or termination, the representations, warranties and covenants described in subsections (a) and (b) above shall be of no further force or effect, except with respect to any claim for indemnification hereunder as to which written notice identifying such claim and the basis thereof with reasonable specificity shall have been delivered pursuant to the applicable provisions of this Agreement on or prior to such expiration or termination.

9.2 Indemnification.

(a) From and after the Effective Time and until the expiration of the period set forth in Section 9.1(a) or (b) (the “Indemnification Expiration”), the stockholders of Company entitled to receive Merger Consideration pursuant to Section 3.1 (the “Company Indemnifying Parties”) shall jointly and severally indemnify, defend and hold harmless Parent, the Surviving Corporation and their respective Representatives and employees (the “Parent Indemnified Parties”) from and against any and all Damages incurred by Parent or its Representatives, whether or not involving a third party claim, including reasonable attorneys’ fees, arising out of, relating to or resulting from (a) any breach of a representation or warranty of Company contained in this Agreement or in any other Transaction Agreement, and (b) any breach of a covenant of Company contained in this Agreement or in any other Transaction Agreement. On expiration or termination of the underlying representations, warranties and covenants, the obligations of Company Indemnifying Parties in this Section 9.2(a) shall be of no further force or effect with respect to any such expired or terminated representation, warranty or covenant, except with respect to any claim for indemnification hereunder as to which written notice identifying such claim and the basis thereof with reasonable specificity shall have been delivered pursuant to the applicable provisions of this Agreement on or prior to such expiration or termination.

(b) From and after the Effective Time and until the Indemnification Expiration, the Company Indemnifying Parties shall jointly and severally indemnify, defend and hold harmless the Parent Indemnified Parties from and against any and all Damages arising from or related to the exercise or attempted or purported exercise of dissenters’ rights by any Equity Interest holder in Company and any Liabilities of Company, the Surviving Corporation or Parent related to dissenters’ rights in connection with the Merger (“Dissenters’ Rights Damages”).

(c) From and after the Effective Time and until the Indemnification Expiration, the Company Indemnifying Parties shall jointly and severally indemnify, defend and hold harmless the Parent Indemnified Parties from and against any and all Damages arising from any claim asserted by any Person relating to such Person’s employment or engagement by Company or ATNPC as an employee or consultant prior to Closing (“Employee Damages”).

(d) Parent and Surviving Corporation shall make any claims for Damages by delivering an Officer’s Certificate to the Stockholder Representative. For purposes hereof, “Officer’s Certificate” shall mean in the case of a claim of Damages, a certificate signed by any officer of Parent; and such certificate shall (A) state that the party has paid, incurred or properly accrued or reasonably anticipates that it will have to pay, incur or accrue Damages; (B) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid, incurred or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related; (C) specify the method of payment thereof.

(e) If the Stockholder Representative objects to any claim or claims made in any Officer’s Certificate to recover Damages, the Stockholder Representative must deliver to Parent a writing to that effect within ten (10) days after delivery of the Officer’s Certificate to the Stockholder Representative. If the Stockholder Representative has delivered such an objection, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and the Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Stockholder Representative and Parent and such memorandum shall state whether the Damages are to be paid by the Company Indemnifying Parties by (i) transferring to the Parent Indemnified Parties shares of Merger Consideration (for purposes of the foregoing having a price per share equal to the Agreed Share Value), (ii) transferring to the Parent Indemnified Parties shares of any Earnout Consideration (for purposes of the foregoing having a price per share equal to the lower of (A) the Agreed Share Value or (B) the fair market value of such shares if traded on a securities exchange or through the Nasdaq National Market determined by the average of the closing prices on such exchange or system over the twenty (20) trading-day period ending on the day prior to delivery of such Officer’s Certificate or, if not traded on a securities exchange or through the Nasdaq National Market, the fair market value of Parent’s Common Stock as of such date as shall be determined in good faith by Parent’s Board of Directors), (iii) set off of any Earnout Consideration or (iv) a combination of clause (i), clause (ii) and clause (iii) above. If the Stockholder Representative does not object in writing within the ten (10) day period after delivery by the Parent of the Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative that the Parent Indemnified Parties are entitled to the full amount of the claim for Damages (and method of payment thereof) set forth in such Officer’s Certificate. If no agreement can be reached after good faith negotiation, either the Parent or the Stockholder Representative may, by written notice to the other, demand arbitration of the matter in accordance with Section 10.14.

9.3 Limitations on Indemnification. In seeking indemnification for Damages under this ARTICLE IX, the Parent Indemnified Parties shall make no claim against the Company Indemnifying Parties for Damages for any single claim less than $5,000 (“De Minimis Claim”) individually up to an aggregate of $25,000, it being understood that if the aggregate amount of De Minimis Claims asserted against the Company Indemnifying Parties exceeds $25,000, the Parent Indemnified Parties shall be entitled to seek indemnification without regard to the amount of any single claim. The foregoing limitations shall not apply to claims for indemnification relating to Taxes.

9.4 Procedures for Indemnification for Third Party Claims. In the event Parent becomes aware of a third-party claim which Parent reasonably believes may result in a demand for recovery of Damages, Parent shall notify the Stockholder Representative of such claim, and the Stockholder Representative shall be entitled on behalf of the Company Stockholders, at its expense, to participate in, but not to determine or conduct, the defense of such claim. Parent shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the consent of the Stockholder Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of Damages relating to such matter. In the event that the Stockholder Representative has consented to any such settlement, the Company Stockholders shall have no power or authority to object under any provision of this Article 9 to the amount of any claim by Parent with respect to such settlement.

9.5 Stockholder Representative.

(a) Each of the Company Stockholders hereby appoints Dr. Chirinjeev Kathuria, his or her agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Company Stockholders, to give and receive notices and communications, to authorize the payment of Damages from the Merger Consideration and/or any Earnout Consideration, to object to any claim set forth in an Officers Certificate, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Company Stockholders from time to time upon not less than thirty (30) days prior written notice to the Stockholder Representative and the Company; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds of the shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time agree to such removal and to the identity of the substituted agent. Upon any change in the Stockholder Representative, such successor Stockholder Representative shall promptly provide the Parent with a signature specimen. Any vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the capital stock of the Company issued and outstanding immediately prior to the Effective Time. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Company Stockholders.

(b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as the Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Company Stockholders shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative.

(c) A decision, act, consent or instruction of the Stockholder Representative pursuant to this Agreement shall constitute a decision of the Company Stockholders and shall be final, binding and conclusive upon the Company Stockholders, and Parent Indemnified Parties may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Company Stockholders. In addition, the Stockholder Representative may agree to the amendment, extension or waiver of this Agreement pursuant to Section 10.6 hereof. The Parent Indemnified Parties are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

9.6 Limitation of Liability. In no event shall the maximum liability of the Company Indemnifying Parties under this Article 9 (exclusive of any liability for indemnification for fraud) exceed, in the aggregate, the number of shares of Parent Common Stock included in the Merger Consideration and the Earnout Consideration.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested; provided that in the case of delivery by registered or certified mail, such notices shall be deemed given three (3) days after they are so mailed) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice) (notice to the Stockholder Representative shall be deemed to be notice to all Company Indemnifying Parties for all purposes):

(a) if to Parent, Merger Sub or, following Closing, the Surviving Corporation, to:

NightHawk Radiology Holdings, Inc.

250 Northwest Blvd #202

Coeur d’Alene, ID

Phone: 208-676-8321

Fax: 208-292-2825

Attention: Vice President and General Counsel

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue, Suite 5100

Seattle, Washington 98104-7036

Attention: Mark J. Handfelt

Facsimile No.: (206) 883-2699

Telephone No.: (206) 883-2547

(b) if to Stockholder Representative, to:

Dr. Chirinjeev Kathuria

American Teleradiology Nighthawks, Inc.

3800 Electric Road, Suite 202

Roanoke, VA 24018

Facsimile No.: (540) 767-1908

Telephone No.: (540) 767-1907

with a copy to:

Swidler Berlin LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174

Attention: David A. Boillot, Esq.

Facsimile No.: (212) 891-9598

Telephone No.: (212) 891-9565

10.2 Interpretation and Construction of Transaction Agreements.

(a) Unless the context shall otherwise require, any pronoun herein or in another Transaction Agreement shall include the corresponding masculine, feminine, and neuter forms, and words using the singular or plural number also shall include the plural or singular number, respectively. The words “include,” “includes” and “including” herein or in another Transaction Agreement shall be deemed to be followed by the phrase “without limitation” and the word “or” shall include the meaning “either or both.” All references herein or in another Transaction Agreement to sections, exhibits, and schedules shall be deemed to be references to sections of, and exhibits and schedules to, the agreement in which such references are made unless the context shall otherwise require. The table of contents and the headings of the sections herein and in the other Transaction Agreements are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement or such other Transaction Agreement, as the case may be. Unless the context shall otherwise require, any reference herein or in another Transaction Agreement to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

(b) The parties acknowledge that each party has participated in the drafting of this Agreement and the other Transaction Agreements, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or any of the other Transaction Agreements.

(c) Any reference in a Transaction Agreement to a “day” or a number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

(d) The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date.

10.3 Specific Performance. Each party agrees that irreparable harm, for which there may be no adequate remedy at law and for which the ascertainment of Damages would be difficult, would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party accordingly agrees that the other parties shall be entitled to specifically enforce this Agreement and to obtain an injunction or injunctions to prevent breaches of the provisions of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions hereof or thereof, in each instance without being required to post bond or other security and in addition to, and without having to prove the adequacy of, other remedies at law.

10.4 Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.5 Entire Agreement. This Agreement, the other Transaction Agreements, and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and the schedules hereto and thereto, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and (b) supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.6 Amendment; Waiver; Requirement of Writing. This Agreement and each of the other Transaction Agreements cannot be amended or changed nor any performance, term, or condition waived in whole or in part except by a writing signed by the party against whom enforcement of the amendment, change or waiver is sought; provided, however, that Appendix 2 may be amended by the Hospital Business Committee from time to time in accordance with the provisions of Section 6.16 hereof. Any term or condition of this Agreement and each of the other Transaction Agreements may be waived at any time by the party hereto entitled to the benefit thereof, and any such term or condition may be modified at any time by an agreement in writing executed by each of the parties hereto entitled to the benefit thereof. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

10.7 Expenses. The Company’s transactions expenses will be subject to a cap of $75,000 which will be paid by the Company prior to Closing. Any amounts paid by the Company in excess of $75,000, including, without limitation, fees and disbursements of counsel, investment bankers, accountants and any other advisors or consultants incurred in connection with the Merger, will constitute Excess Transaction Expenses.

10.8 No Third-Party Beneficiaries. Except with respect to the consideration to be provided hereunder nothing in this Agreement or the other Transaction Agreements will be construed as giving any person, other than the parties and their successors and permitted assigns, any right, remedy, or claim under or in respect of this Agreement or the other Transaction Agreements or any provision hereof or thereof.

10.9 Disclaimer of Agency. Except for any provisions herein or in the Transaction Agreements expressly authorizing one party to act for another, neither this Agreement nor any Transaction Agreement shall constitute any party as a legal representative or agent of the other party, nor shall a party have the right or authority to assume, create, or incur any Liability of any kind, expressed or implied, against or in the name or on behalf of the other party or any of its Affiliates.

10.10 Relationship of the Parties. Nothing contained in this Agreement or the Transaction Agreements is intended to, or shall be deemed to, create a partnership or joint venture relationship among the parties hereto or thereto or any of their Affiliates for any purpose, including tax purposes.

10.11 Assignment. Unless otherwise set forth in another Transaction Agreement (with respect to such agreement only), this Agreement and the other Transaction Agreements and the rights and obligations of each party hereunder or thereunder shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns; provided that prior to Closing, no party hereto shall assign this Agreement or another Transaction Agreement (except that Parent and Merger Sub may assign this Agreement and the other Transaction Agreements without the consent of Company to Affiliates of Parent; provided that Parent and Merger Sub shall not be so released from their obligations hereunder without the consent of Company).

10.12 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.13 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.14 Governing Law/Dispute Resolution Procedures.

(a) This Agreement and the other Transaction Agreements will be construed and interpreted in accordance with and governed by the law of the State of Delaware without regard to the choice-of-law provisions thereof.

(b) The parties hereto intend that all disputes between the parties arising out of or related to this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby shall be settled by the parties amicably through good-faith discussions upon the written request of any party.

(c) In the event that any such dispute cannot be resolved thereby within a period of thirty (30) days after such notice has been given, such dispute shall be finally settled by binding arbitration, which shall take place in Seattle, Washington in accordance with the rules then in effect of the American Arbitration Association. Such arbitration will be conducted in the English language and with an arbitration panel of three (3) arbitrators. Any party may demand arbitration by filing a written demand with the other applicable party(ies). Each party shall select one (1) arbitrator, and the two (2) arbitrators selected by the parties shall jointly select the third arbitrator. Any award shall be rendered by a majority of the arbitrators. Judgment upon the award so rendered may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

(d) After the appointment of the arbitrators, the parties shall have the right to take reasonable discovery including depositions, ask interrogatories, obtain documentation, and obtain other discovery regarding the subject matter of the arbitration, and, to that end, to use and exercise all the same rights, remedies, and procedures, and be subject to all of the same duties, liabilities, and obligations in the arbitration with respect to the subject matter thereof, as provided under the law of the State of Delaware. Before any discovery is initiated, the parties shall reach agreement with the arbitrators on a streamlined and expedited discovery program in order to save costs and avoid unnecessary delay in completing any arbitration and may present to the arbitrators for a ruling any reasons for limiting such discovery in order to save costs and avoid delay.

(e) The arbitrators shall issue to the parties a written explanation of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching their decision. Any provisional remedy which would be available to a court of law in the State of Delaware shall be available from the arbitrators pending arbitration of the dispute. Any party may make an application to the arbitrators seeking injunctive or other interim relief, and the arbitrators may take whatever interim measures they deem necessary in respect of the subject matter of the dispute, including measures to maintain the status quo until such time as the arbitration award is rendered or the dispute is otherwise resolved. The arbitrators shall have the authority to award any remedy or relief (except ex parte relief) that a court of the State of Delaware could order or grant, including specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process.

(f) An award rendered in connection with an arbitration pursuant to this Section 10.14 shall be final and binding upon the parties, and the parties agree and consent that the arbitral award shall be conclusive proof of the validity of the determinations of the arbitrations set forth in the award, and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

(g) Notwithstanding the foregoing, either party shall have the right to institute a legal action in a court of proper jurisdiction for injunctive relief or a decree for specific performance pending final settlement by arbitration.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by it or by an officer or representative thereunto duly authorized, all as of the date first written above.

PARENT
NIGHTHAWK RADIOLOGY HOLDINGS, INC.

By:	/s/ PAUL E. BERGER, M.D.
Name:	Paul E. Berger, M.D.
Title:	President and Chief Executive Officer

MERGER SUB
ATN MERGER SUB, INC.

By:	/s/ PAUL E. CARTEE
Name:	Paul E. Cartee
Title:	Secretary

COMPANY
AMERICAN TELERADIOLOGY NIGHTHAWKS, INC.

By:	/s/ CHIRINJEEV KATHURIA
Name:	Dr. Chirinjeev Kathuria
Title:	President

EXHIBIT A

DEFINED TERMS

“Accounts Receivable” shall have the meaning set forth in Section 4.12.

“Affiliate” shall mean, with respect to (a) any Person (including the Company), (i) any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of such Person, (ii) any officer, director or stockholder of such Person, (iii) any corporation, partnership, trust or other Entity in which any such Person or any such family member of such Person has a five percent (5%) or greater interest or is a director, officer, partner or trustee or (iv) any Person that controls, or is controlled by, or is under common control with, such Person and (b) the Company, ATNPC.

“Agreed Hospital” means (i) those entities identified on Appendix 2 to this Agreement at Closing, (ii) those hospitals to which the Surviving Corporation (or such other subsidiary or division of Parent, as the case may be) provides Hospital Business services and (iii) such other entities as may be determined from time to time by the Hospital Business Committee to be Agreed Hospitals.

“Agreed Share Value” means, for purposes of this Agreement, $10.15 per share.

“Agreement” shall have the meaning set forth in the preamble hereto.

“ATNPC” shall mean American Teleradiology Nighthawks, P.C., a professional corporation organized under the laws of the State of Delaware.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed in the United States.

“Certificate of Incorporation” shall mean the Company’s Amended and Restated Certificate of Incorporation to be filed by the Company prior to the Closing.

“Certified Shareholder List” shall have the meaning set forth in Section 3.6.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock Exchange Ratio” means the quotient obtained by dividing (i) the Merger Consideration by (ii) the Common Share Number.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Common Stock” shall have the meaning set forth in Section 4.3(a).

“Company Disclosure Schedule” shall have the meaning set forth in the introductory paragraph to ARTICLE IV.

“Company Intellectual Property” shall mean (i) all Company Registered Intellectual Property Rights; and (ii) any other Intellectual Property Rights owned, used, controlled, authorized for use or held by Company.

“Company Registered Intellectual Property Rights” shall mean all Registered Intellectual Property Rights at any time owned by, filed in the name of or applied for by Company.

“Common Share Number” means 55,420.

“Company Stock Certificates” shall have the meaning set forth in Section 3.6(a).

“Company Technology” shall mean all electronic data processing, information, record keeping, communications, telecommunications and other computing systems and Technology owned, used, controlled, authorized for use or held by Company.

“Confidential Information” shall mean all Trade Secrets and other confidential or proprietary information of a Person that such Person desires remain secret or confidential, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulas, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

“Consent” shall mean any (i) approval, authorization, certificate, concession, consent, declaration, grant, exemption, license, permit, variance, vote or waiver, (ii) registration or filing or (iii) report or notice, including all renewals, amendments and extensions of any of the foregoing and any similar matters.

“Contract” shall mean any binding agreement, contract, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), that is currently in effect, and including any binding amendment, modification, side letter, supplement or other agreement or change with respect to the foregoing that is currently in effect, whether written or oral.

“Copyrights” shall mean all copyrights, including rights in and to Software, works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Current Leased Premises” shall have the meaning set forth in Section 4.14(f).

“Customer Contracts” means any and all Contracts with customers of the Company, including professional services agreements, supply agreements, service agreements, license agreements, maintenance and development agreements and consulting agreements.

“Damages” shall mean and include any loss, Liability, damage, Dissenters’ Rights Damages, Employee Damages, injury, decline in value, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

“Damages” shall have the meaning set forth in Section 9.2.

“De Minimis Claim” shall have the meaning set forth in Section 9.3.

“Disclosing Party” shall have the meaning set forth in Section 6.9(b).

“Dissenters’ Rights Damages” shall have the meaning set forth in Section 9.2(b).

“Dissenting Stockholder” shall have the meaning set forth in Section 3.5.

“Dissenting Shares” shall mean any shares of Company capital stock held by a holder who has exercised such holder’s dissenters’ rights in accordance with Delaware Corporate Law and who has not effectively withdrawn or lost such dissenters’ rights.

“Earnout Consideration” means, collectively, the Off-Hours Earnout Payment and the Hospital Earnout Payment.

“EBITDA Amount” means for the period beginning on the 6th month anniversary of the Closing Date to but excluding the 18th month anniversary of the Closing Date, the product of (i) Hospital Revenue for such period, and (ii) the EBITDA Margin.

“EBITDA Margin” means for the period beginning on the 12th month anniversary of the Closing Date to but excluding the 18th month anniversary of the Closing Date, the ratio of (i) Hospital Income, if any, plus (a) interest expense for such period, (b) liabilities for federal, state and local income taxes paid or accrued with respect to such period and (c) depreciation and amortization for such period to (ii) Hospital Revenue.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employee Benefit Plan” shall have the meaning specified in Section 3(3) of ERISA.

“Employee Damages” shall have the meaning set forth in Section 9.2(c).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, Order, proxy, option, right of first refusal, preemptive right, community property interest, limitation, material impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust company (including any limited liability company or joint stock company) or other legal entity.

“Environmental Law” shall mean any Legal Requirement or Governmental Approval relating to the protection of the environment (including air, water, soil and natural resources) or health and safety aspects associated with environmental protection, including with respect to the release of any Hazardous Materials.

“Equity Interest” means (i) the capital stock of or other equity or ownership interest in an Entity (including partnership interests and limited liability company membership interests and similar interests and any similar or equivalent rights) and any document evidencing any of the foregoing, (ii) any securities, shares or rights convertible into or exercisable for, and any preemptive, subscription, acquisition or other outstanding right, option, warrant, conversion right, exercise right, stock appreciation right, redemption right, repurchase right, phantom security, or Contract of any nature related to the capital stock or other interest described in clause (i) above and (iii) any beneficial interest related to the capital stock or other interest described in clause (i) above.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Excess Transaction Expenses” shall have the meaning set forth in Section 10.7

“Execution Date” shall have the meaning set forth in the preamble hereto.

“Financial Statements” shall have the meaning set forth in Section 4.10(a).

“GAAP” shall mean U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“Governmental Approval” shall mean any: (i) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given, required by or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (ii) pending application or request for any of the foregoing in (i) above.

“Governmental Authority” shall mean any: (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) federal, state, local, municipal, foreign or other court, arbitrator, or judicial or governmental or quasi-judicial or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (iv) multinational organization or body, (v) individual, entity or body entitled to exercise any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, or (vi) arbitrator or arbitral panel.

“Hazardous Material” shall mean any material, substance or waste listed, defined, designated or classified by or pursuant to Environmental Law as hazardous, toxic, pollutant, contaminant or words of similar meaning or effect, including petroleum or petroleum products (including crude oil) and any derivative or by-products thereof, natural gas, synthetic gas and any mixtures thereof, radioactive material or any substance that is or contains polychlorinated biphenyls (PCBs), radon gas, urea formaldehyde, asbestos-containing materials (ACMs) or lead.

“Hospital Business” shall mean the provision by the Surviving Corporation (or such other subsidiary or division of Parent, as the case may be) of such radiology and other medical, technical and administrative services as are customarily associated with the management by radiology groups of hospital radiology departments. Such medical, technical and administrative services shall include, but not be limited to, (i) the placement of, or affiliation with, a radiologist located at the hospital to serve as the representative of the Surviving Corporation (or such other subsidiary or division of Parent, as the case may be), (ii) the administration or outsourcing of the billing and collections from patients and third party payors and (iii) the management of the administrative and technical personnel and services in such hospital’s radiology department.

“Hospital Business Committee” shall have the meaning set forth in Section 6.16.

“Hospital Contract” shall mean a written agreement between the Surviving Corporation (or such other subsidiary or division of Parent, as the case may be) conducting the Hospital Business and an Agreed Hospital setting forth the terms and conditions regarding the provision of radiology and other medical, technical and administrative services as are included within the definition of Hospital Business.

“Hospital Earnout Payment” shall mean that number of unregistered shares of Parent Common Stock equal to the sum of (a) the quotient obtained by dividing (i) the EBITDA Amount by (ii) the Agreed Share Value rounded to the nearest whole share, plus (b) the quotient obtained by dividing (i) three times (3x) the EBITDA Amount by (ii) the price per share of the Parent Common Stock (if traded on a securities exchange or through the Nasdaq National Market, determined by the average of the closing prices on such exchange or system over the twenty (20) trading-day period ending on the day prior to such 18th month anniversary date or, if not traded on a securities exchange or through the Nasdaq National Market, the fair market value of Parent’s Common Stock as of the day prior to the 18th month anniversary of the Closing Date as shall be determined in good faith by Parent’s Board of Directors and the Stockholder Representative).

“Hospital Exchange Ratio” means the quotient obtained by dividing (i) the Hospital Earnout Payment by (ii) the Common Share Number.

“Hospital Income” means for any period an amount equal to Hospital Revenue and other items of income for the Hospital Business, less all expenses incurred and accrued in connection with operation of the Hospital Business for such period, including, without limitation, professional services, sales, general and administrative expenses, depreciation and amortization allocable to operation of the Hospital Business for such period or such other expenses as may be incurred in such period in connection with the provision by the Parent or a subsidiary or division of Parent of Hospital Business services, but excluding any capital expenditures approved in accordance with Parent’s budgetary procedures, incurred in connection with the Hospital Business during such period or any other period.

“Hospital Revenue” means for any period an amount equal to the gross sales generated pursuant to the Hospital Contracts.

“Indemnification Expiration” shall have the meaning set forth in Section 9.2.

“Intellectual Property Rights” shall mean any intellectual property rights, including, without limitation, Patents, Copyrights, mask works, moral rights, Trade Secrets, Trademarks, designs, and Technology, together with (i) all registrations and applications for registrations therefor and (ii) all rights to any of the foregoing (including: (A) all rights received under any license or other arrangement with respect to the foregoing, (B) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing and (C) all rights to apply for or register any of the foregoing).

“Interim Financial Statements” shall have the meaning set forth in Section 4.10.

“Key Personnel” shall have the meaning set forth in Section 6.11.

“Knowledge” shall mean any fact or matter known by the officers or directors of Company or Parent, as the case may be, and any person identified as a Key Personnel, which any of the foregoing persons could reasonably be expected to have discovered or become have become aware of in the course of performing their duties.

“Leased Premises” shall have the meaning set forth in Section 4.16.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, debt, obligation, or duty), regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Loan and Security Agreement” means that certain Loan and Security Agreement dated April 20, 2005 among Parent, NightHawk Radiology Services, LLC, NRS Corporation and Comerica Bank, as amended on August 25, 2005.

“Material Adverse Effect” shall mean an event, circumstance, fact or condition which has had or which could reasonably be expected to have a material adverse effect on (i) the Company’s business, condition, assets, liabilities, operations, financial performance, or prospects for continuing the operation of its business as historically conducted, as conducted at Closing, (ii) the ability of the Company to enter into this Agreement or the other Transaction Agreements to which it is a party, to consummate the Merger, or to perform its obligations hereunder or under such other Transaction Agreements or (iii) the ability of the Surviving Corporation to conduct business following the Merger in substantially the same manner as conducted by Company prior to the Merger.

“Material Contracts” shall have the meaning set forth in Section 4.21.

“Merger” shall have the meaning set forth in the recitals hereto.

“Merger Consideration” means 394,089 unregistered shares of Parent Common Stock.

“Merger Sub” shall have the meaning set forth in the preamble hereto.

“Multiemployer Plan” shall mean a pension benefit plan described in Section 3(37) of ERISA.

“Net Liabilities” means an amount equal to (A) all liabilities of the Company that are or should be reflected, as of the Closing, in the Company’s financial statements minus (B) current assets of the Company that are, or should be reflected, as of the Closing, in the Company’s financial statements.

“Nondisclosing Party” shall have the meaning set forth in Section 6.9(b).

“Off-Hours Earnout Payment” shall mean that number of unregistered shares of Parent Common Stock equal to (a) the quotient obtained by dividing (i) Qualified Off-Hours Revenue and (ii) the Agreed Share Value, rounded to the nearest whole share, minus (b) the Merger Consideration.

“Off-Hours Exchange Ratio” means the quotient obtained by dividing (a) the Off-Hours Earnout Payment by (b) the Common Share Number.

“Officer’s Certificate” shall have the meaning set forth in Section 9.2(d).

“Order” shall mean any temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ, award or similar action that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel.

“Ordinary Course of Business” shall describe any action taken by a party if (i) such action is consistent with such party’s past practices and is taken in the ordinary course of such party’s normal day-to-day operations and (ii) such action is not required to be authorized by such party’s stockholders, board of directors or any committee thereof and does not require any other separate or special authorization of any nature.

“Other Equity Interest” shall have the meaning set forth in Section 0.

“Parent” shall have the meaning set forth in the preamble hereto.

“Parent Disclosure Schedule” shall have the meaning set forth in ARTICLE V.

“Parent Financial Statements” shall have the meaning set forth in Section 5.6.

“Parent Indemnified Parties” shall have the meaning set forth in Section 9.2(a).

“Patents” shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Pension Plan” shall mean an employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Permitted Encumbrances” shall mean (a) Encumbrances for taxes, assessments and other governmental charges not yet due and payable, (b) Encumbrances for taxes, assessments and other governmental charges that are being contested in good faith by appropriate Proceedings promptly instituted and diligently conducted and for which reasonable reserves have been established, or (c) statutory, mechanics’, laborers’ and material men’s liens arising in the Ordinary Course of Business for sums not yet due.

“Permitted Indebtedness” shall mean accounts payable incurred in the Ordinary Course of Business.

“Person” shall mean any individual, Entity or Government Authority.

“Plans” shall have the meaning as set forth in Section 4.18.

“Prior Leased Premises” shall have the meaning set forth in Section 4.14(f).

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority.

“PTO” shall have the meaning set forth in Section 4.15(g).

“Qualified Off-Hours Revenue” means for the period beginning on the Closing Date to but excluding the one-year anniversary of the Closing Date, an amount equal to (A) the total dollar amount, if any, paid to or otherwise properly accrued by Parent or a subsidiary or division of Parent (subject to allowances for doubtful accounts) in connection with the performance by Parent or a subsidiary or division of Parent of (i) the Professional Services Agreements identified on Appendix 1 to this Agreement and (ii) Professional Services Agreements executed by both parties thereto within 120 days following (but only to the extent any such Professional Services Agreement contains terms and conditions generally consistent with the terms and conditions of the Professional Services Agreements identified in Appendix 1 to this Agreement), minus (B) Net Liabilities, minus (C) Excess Transaction Expenses.

“Real Property” shall mean all real property and all structures, buildings, building systems (including roof, HVAC, electrical, plumbing, sprinkler and fire safety systems), irrigation systems, fixtures and other improvements, together with the systems and facilities servicing such structures, located thereon.

“Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) mask work registrations and applications to register mask works; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time on or before Closing.

“Representatives” shall mean officers, directors, attorneys, accountants, advisors, stockholders, subsidiaries, parent entities and similar Persons.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stockholder Proceeding” shall have the meaning set forth in Section 4.7.

“Subsidiary” shall mean, with respect to any Entity, another Entity (i) of which more than fifty percent (50%) of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors, or other body performing similar functions, of such other Entity is directly or indirectly owned or controlled by such Entity, (ii) which such Entity otherwise directly or indirectly owns or controls or (iii) which is consolidated in the financial statements of such Entity.

“Supplies” shall have the meaning set forth in Section 4.14(a).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean (i) all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to federal income taxes and state income and franchise taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, customs fees, duties and similar obligations, and other obligations of the same or of a similar nature to any of the foregoing, which Company or any of its subsidiaries is required to pay, withhold or collect, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

“Tax Return” shall mean all reports, estimates, declarations of estimated tax, information statements and returns (whether original or amended) relating to, or required to be filed in connection with, any Tax, including information returns or reports with respect to backup withholding and other payments to third parties.

“Technology” shall mean any know-how, confidential or proprietary information, name, data, discovery, formula, idea, method, process, procedure, other invention, record of invention, model, research, software, technique, technology, test information, market survey, website, or information or material of a like nature, whether patentable or unpatentable and whether or not reduced to practice.

“Trade Secrets” shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, procedures, techniques, ideas or other proprietary information that provides advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software and compilations of information) and all claims and rights related thereto.

“Trademarks” shall mean any and all U.S. and foreign trademarks, service marks, logos, trade names, corporate names, and Internet domain names and addresses, and all goodwill associated therewith throughout the world.

“Transaction Agreements” shall mean the Letter Agreement, Noncompete Agreements and this Agreement.

Schedule 6.2(b) Prohibited Pre-Closing Company Actions

1.	Except for Permitted Indebtedness, enter into, create, incur or assume (i) any borrowings under capital leases or (ii) any obligations which would or could reasonably be expected to have a Material Adverse Effect on Company or Parent’s ability to conduct the business as currently conducted or as conducted in the previous year in substantially the same manner and condition as currently conducted by Company;

2.	acquire by merging or consolidating with, or by purchasing any equity securities or assets (which are material, individually or in the aggregate, to Company) of, or by any other manner, any other business or any Entity;

3.	Except in connection with Permitted Indebtedness, sell, transfer, lease, license or otherwise encumber any of its assets, except as in the Ordinary Course of Business;

4.	take any material action with regard to adjustment or price or terms not announced prior to the date of this Agreement related to the customers or suppliers of Company, including providing promotions, coupons, discounts or price increases;

5.	enter into any agreements or commitments with another Person, except on commercially reasonable terms in the Ordinary Course of Business, except as specifically contemplated by this Agreement;

6.	materially violate any Legal Requirement applicable to Company;

7.	change or announce any material change to the Company’s services;

8.	violate, terminate or amend any Material Contract or Governmental Approval, except as specifically contemplated by this Agreement or in the Ordinary Course of Business;

9.	commence a Proceeding other than for (i) the routine collection of Accounts Receivable or (ii) injunctive relief on the grounds that Company has suffered immediate and irreparable harm not compensable in money damages or (iii) for the enforcement of this Agreement;

10.	declare, authorize or pay any dividends on, make any other distributions with respect to, or redeem, repurchase or otherwise acquire any of its capital stock, except as specifically contemplated by this Agreement;

11.	purchase, lease, license or otherwise acquire any material assets with a cost individually or in the aggregate greater than $1,000, except for supplies acquired by Company in the Ordinary Course of Business and except for any capital expenditures contemplated by item 12 below;

12.	make any capital expenditure in excess of $1,000 individually or in the aggregate;

13.	write off as uncollectible, or establish any extraordinary reserve with respect to, any Accounts Receivable or other indebtedness in excess of $1,000, individually or in the aggregate;

14.	provide any credit, loan, advance, guaranty, endorsement, indemnity, warranty or mortgage to any Person, including any of the customers, stockholders, officers, employees or directors of Company, other than those made in the Ordinary Course of Business;

15.	borrow from any Person by way of a loan, advance, guaranty, endorsement, indemnity or warranty, other than Permitted Indebtedness;

16.	discharge any Encumbrance, indebtedness or other Liability in excess of $1,000, individually or in the aggregate, except for Liabilities reflected or reserved against in the Financial Statements and accounts payable in the Ordinary Course of Business and except as otherwise specifically contemplated in this Agreement; provided, however, that the Company is permitted to file all necessary documents, forms or certificates with the appropriate Governmental Authority in connection with the cancellation of the security interests on the Company’s assets that are currently held by certain of the Company’s stockholders;

17.	change its credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records;

18.	change the material terms of its accounts or other payables or Accounts Receivable or take any action directly or indirectly to cause or encourage any material acceleration or material delay in the payment, collection or generation of its accounts payables or Accounts Receivable (except for paying accounts payables in the Ordinary Course of Business in a manner consistent with past practice);

19.	incur or become subject to any Liability, contingent or otherwise, except current Liabilities in the Ordinary Course of Business, other than Permitted Indebtedness;

20.	split, combine or reclassify any of its capital stock or issue (except for the conversion or exercise of Equity Interests shown on the Company Disclosure Schedule) or authorize the issuance of any other securities in lieu of, or in substitution for, shares of its capital stock;

21.	accelerate, amend or change the period of exercisability or vesting of stock option or other equity interests, except as specifically contemplated in this Agreement;

22.	hire any new employee, terminate any officer or key employee of Company, increase the annual level of compensation of any existing employee, establish or adopt any Plan, or grant any bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant;

23.	make any severance payments to any employee, officer or director, except payments made pursuant to written agreements outstanding as of the date of this Agreement;

24.	make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material amendment to a Tax return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

25.	fail to maintain the Company’s assets in good repair, order and condition, reasonable wear and tear excepted.